Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

PROVIDENCE COMMUNITY SERVICES, INC.

as Buyer,

ROSS EDUCATION, LLC

as Seller,

and

THE PROVIDENCE SERVICE CORPORATION

as Guarantor

August 4, 2006

TABLE OF CONTENTS

1.	Defined Terms.		1

2.	The Transaction.		10

	2.1.	Sale and Purchase of Specified Assets	10
	2.2.	No Other Liabilities.	14

3.	Purchase Price		16

	3.1.	Purchase Price	16
	3.2.	Determination of EBITDA Payment(s).	17
	3.3.	Allocation of Purchase Price; Adjustment to Purchase Price and Purchase Price Allocation.	17
	3.4.	Working Capital Adjustment and Determination of EBITDA.	18
	3.5.	Currency and Method of Payment.	20

4.	Representations and Warranties of Seller		20

	4.1.	Organization, Good Standing, Qualification and Capitalization.	20
	4.2.	Subsidiaries	21
	4.3.	Authorization.	21
	4.4.	Compliance with Laws.	21
	4.5.	Consents	23
	4.6.	Customers and Prospects.	24
	4.7.	Litigation	24
	4.8.	Intellectual Property	25
	4.9.	Intentionally omitted	27
	4.10.	Agreements; Action.	27
	4.11.	Related-Party Transactions.	29
	4.12.	Division’s Financial Statements and EBITDA	29
	4.13.	Changes	30
	4.14.	Taxes	31
	4.15.	Permits.	32
	4.16.	Environmental Matters	32
	4.17.	Disclosure.	33
	4.18.	Obligations	33
	4.19.	Accounts Receivable	34
	4.20.	Intentionally Omitted	34
	4.21.	Title to Property and Assets	34
	4.22.	Insurance	35
	4.23.	Employee Benefits	35
	4.24.	Employees, Labor Agreements and Actions	37
	4.25.	Complaints.	39
	4.26.	Marketing Rights.	39
	4.27.	Real Property.	39
	4.28.	Questionable Payments	40
	4.29.	Solvency	40

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	4.30.	Clients and Suppliers.	40

5.	Representations and Warranties of Buyer and Guarantor		40

	5.1.	Organization	41
	5.2.	Agreement	41
	5.3.	Suits and Proceedings.	41
	5.4.	Compliance with Laws.	41

6.	Covenants of the Seller Prior to the Closing Date.		41

	6.1.	Conduct of Business of the Division Prior to the Closing Date.	41

7.	Closing.		44

8.	Conditions Precedent to Closing		44

	8.1.	Conditions Precedent to the Obligations of the Buyer	44
	8.2.	Conditions Precedent to the Obligations of the Seller	47

9.	Certain Continuing Obligations.		49

	9.1.	Transition and Cooperation	49
	9.2.	Use of Names	49
	9.3.	Further Assurances	49
	9.4.	Taxes	50
	9.5.	Access to Seller’s Former Employees.	50
	9.6.	Access and Maintenance of Records.	51
	9.7.	Employees of the Division	51
	9.8.	Performance of Specified Liabilities.	52
	9.9.	Detroit Matter	52
	9.10.	Non-Assignable Assets.	52
	9.11.	Interim Period Adjustment and Related Matters.	53

10.	Restrictive Covenants of the Seller		54

	10.1.	Certain Acknowledgements	54
	10.2.	Nondisclosure Covenants	54
	10.3.	Non-Competition and Non-Solicitation Covenants	55
	10.4.	Certain Exclusions.	56
	10.5.	Enforcement of Covenants	56
	10.6.	Scope of Covenants	57

11.	Indemnification		57

	11.1.	Indemnification by the Seller	57
	11.2.	Indemnification by the Buyer and the Guarantor.	58
	11.3.	Setoff	59
	11.4.	Notice of Claims.	59
	11.5.	Determination of a Claim	59
	11.6.	Resolution of Conflicts.	60
	11.7.	Third Party Claims	60
	11.8.	Limits on Indemnification	61

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11.9.	Survival	61
11.10.	Payment of Damages.	62
11.11.	Exclusive Remedies	62
11.12.	Tax Benefits	62

12.	Termination	62

13.	Other Provisions	63

13.1.	Press Release and Public Announcement.	63
13.2.	Fees and Expenses.	64
13.3.	Notices.	64
13.4.	Accounts Receivable	64
13.5.	Interpretation of Representations	65
13.6.	Reliance by Buyer	66
13.7.	Entire Understanding.	66
13.8.	Assignment.	66
13.9.	Waivers.	67
13.10.	Severability.	67
13.11.	Counterparts	67
13.12.	Section Headings.	67
13.13.	References	67
13.14.	Controlling Law	67
13.15.	Jurisdiction and Process	67
13.16.	Waiver of Jury Trial	68
13.17.	No Third-Party Beneficiaries	68
13.18.	Delivery by Facsimile or E-mail	68
13.19.	Interpretation of Agreement	68
13.20.	Guaranty	69

Exhibits

Exhibit 8.1.8	Form of Employment Agreement with Key Employees
Exhibit 8.1.9	Form of Escrow Agreement
Exhibit 8.1.16	Form of Name License
Exhibit 8.1.17	Form of Transition Services Agreement

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ASSET PURCHASE AGREEMENT

Parties:	Providence Community Services, Inc. a Pennsylvania corporation (the “Buyer”) 210 South Centre Street Pottsville, PA 17901

Ross Education, LLC a Delaware limited liability company (the “Seller”) 19900 West Nine Mile, Suite 200 Southfield, MI 48075

and

The Providence Service Corporation a Delaware corporation (the “Guarantor”) 5524 East Fourth Street Tucson, Arizona 85711

Dated as of: August 4, 2006

Background

The Seller currently operates, among multiple businesses, Ross Innovative Employment Solutions (“Ross IES”). Ross IES is a division of the Seller which is in the business of providing workforce development and job retention services under the Temporary Assistance for Needy Family governmental program, the Workforce Investment Act governmental program and any similar program under any successor Law that relates to national workforce development services (the “Business”). The Parties desire that the Seller sell and the Buyer buy all of the assets of the Division (as defined below), except Shared Assets (as defined below) and that Buyer assume certain liabilities of the Division, and that the Guarantor guarantee the performance by the Buyer of its obligations in connection herewith, all on the terms and subject to the conditions set forth in this Asset Purchase Agreement (this “Agreement”). The Buyer, the Seller and the Guarantor are sometimes individually referred to herein as a “Party” and sometimes collectively referred to herein as the “Parties”.

Intending to be legally bound, incorporating the foregoing herein, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the Parties hereto agree as follows:

1. Defined Terms.

Certain capitalized terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1. “Accounting Firm” shall have the meaning set forth in Section 3.4.5.

1.2. “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.3. “Agreed Claim” shall have the meaning set forth in Section 11.5.

1.4. “Agreement” shall have the meaning set forth in the preamble.

1.5. “Applicable Employees” shall have the meaning set forth in Section 9.7.

1.6. “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles, Permits, and claims, causes of action and other legal rights and remedies.

1.7. “Assumed Specified Contracts” shall have the meaning set forth in Section 2.1.1(e).

1.8. “Business” shall have the meaning set forth in the preamble.

1.9. “Buyer” shall have the meaning set forth in the preamble.

1.10. “Buyer Damages” shall have the meaning set forth in Section 11.1.1(a).

1.11. “Buyer Indemnitees” shall have the meaning set forth in Section 11.1.1(a).

1.12. “Buyer Plans” shall have the meaning set forth in Section 9.7

1.13. “Buyer’s knowledge” or “to the knowledge of Buyer” or similar terms shall mean any particular fact or matter actually known by Frank Milewski, Fred Furman, Martin Favis, Fletcher McCusker, Craig Norris and Len Bolinsky.

1.14. “Carve-Outs” shall have the meaning set forth in Section 11.8.

1.15. “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets, of the Division.

1.16. “Certificates” shall have the meaning set forth in Section 4.1.4.

1.17. “Closing Date Payment” shall have the meaning set forth in Section 3.1.1.

1.18. “Competitive Business” shall have the meaning set forth in Section 10.3(a).

1.19. “Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

1.20. “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.21. “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.22. “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.23. “Covenants” shall have the meaning set forth in Section 10.1(c).

1.24. “Current Assets” means the aggregate dollar value of the Accounts Receivable, prepaid expenses and other current assets of the Division as determined in accordance with GAAP and consistent with past practices of the Seller (to the extent not inconsistent with GAAP).

1.25. “Current Liabilities” means the aggregate dollar value of the accounts payable, accrued expenses and other payables of the Division as determined in accordance with GAAP and consistent with past practices of the Seller (to the extent not inconsistent with GAAP); provided, that such figure shall specifically exclude the current portion of any long term debt and any Obligation for Taxes, accrued payroll, accrued incentive compensation, accrued legal, accrued sub-contract expense and accrued vacation; and provided further that such figure shall only include such liabilities and Obligations that constitute Specified Liabilities.

1.26. “Customer Contract” shall have the meaning set forth in Section 4.10.2.

1.27. “Damages” shall have the meaning set forth in Section 11.12.

1.28. “Detroit Matter” shall have the meaning set forth in Section 9.9

1.29. “Dispute Notice” shall have the meaning set forth in Section 3.4.3.

1.30. “Division” shall mean Seller with respect to its Ross IES division.

1.31. “EBITDA” shall mean, with respect to the Division, earnings (revenues less costs of sales and operating expenses) except for interest expenses, taxes, depreciation and amortization.

1.32. “EBITDA Claim” shall have the meaning set forth in Section 3.1.3.

1.33. “EBITDA Payment” shall have the meaning set forth in Section 3.1.3.

1.34. “Effective Date” shall have the meaning set forth in Section 7.

1.35. “Effective Date Balance Sheet and EBITDA Calculation” shall have the meaning set forth in Section 3.4.1.

1.36. “Employees” shall have the meaning set forth in Section 4.24.1.

1.37. “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, or other material employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

1.38. “Encumbrance” means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owners of the subject property, whether such interest is based on the common law, statute or Contract, or any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.39. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, society or other enterprise, association, organization or entity.

1.40. “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

1.41. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.42. “ERISA Affiliate” shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b) or (c) of the Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, within the meaning of Section 414(m) or (o) of the Code.

1.43. “Escrow” shall have the meaning set forth in Section 3.1.2.

1.44. “Escrow Payment” shall have the meaning set forth in Section 3.1.2.

1.45. “Estimated EBITDA Calculation” shall have the meaning set forth in Section 3.4.

1.46. “Estimated Working Capital” shall have the meaning set forth is Section 3.4.

1.47. “Estimated Working Capital and EBITDA Calculation” shall have the meaning set forth in Section 3.4.

1.48. “Excluded Assets” shall have the meaning set forth in Section 2.1.2.

1.49. “Exhibits” means the Form of Employment Agreement with Key Employee attached hereto as Exhibit 8.1.8, the Form of Escrow Agreement attached hereto as Exhibit 8.1.9, the Form of Name License attached hereto as Exhibit 8.1.16 and the Form of Transition Services Agreement attached hereto as Exhibit 8.1.17.

1.50. “Final Working Capital” shall have the meaning set forth in Section 3.4.6.

1.51. “Form W-2” shall have the meaning set forth in Section 9.4.2.

1.52. “GAAP” means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, and currently in effect on the date of application.

1.53. “Governmental Body” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.54. “Guarantor” shall have the meaning set forth in the preamble.

1.55. “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

1.56. “including” means including but not limited to.

1.57. “Indebtedness” shall mean (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness of a deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in an manner by a Person (f) any obligations under capitalized leases with respect to which a Person is liable, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (g) any indebtedness secured by an Encumbrance on a Person’s assets and (h) accrued interest on all of the foregoing enumerated obligations and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations.

1.58. “Indemnified Party” shall have the meaning set forth in Section 11.4.

1.59. “Indemnifying Party” shall have the meaning set forth in Section 11.4.

1.60. “Indemnitee” shall have the meaning set forth in Section 11.3.

1.61. “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.62. “Intangible” means any material name, corporate name, domain name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, logo, slogan, trade dress, trade secret, knowhow, written works, visual works, audio works, multimedia works, Web site, database, information or data created or maintained in any database, design, formula, invention, product, technology, idea, concept, method, process, discovery, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common Law in any jurisdiction or otherwise, and includes the goodwill of the Business symbolized by and associated with such name, corporate name, domain name, fictitious name, trademark, service mark, trade name, brand name, product name, symbol, logo, slogan, or trade dress, and any and all Intellectual Property Rights in and to the foregoing.

1.63. “Intellectual Property Rights” means any and all intellectual property rights of whatever nature and in whatever form including, without limitation, all inventions, patents, trademarks, service marks, registered designs, domain names, pending applications for any of the foregoing, trade and business names, brand names, unregistered trademarks and service marks, unregistered designs and rights in designs, copyrights, database rights, topography rights and rights in computer software, moral rights, performers rights, knowhow, other intellectual property rights including all Permits, and all other similar or equivalent industrial, intellectual or commercial rights or property subsisting under the laws of each and every jurisdiction throughout the world whether registered or not, and whether vested, contingent or future, and all divisions, continuations, continuations-in-part, substitutes, reversions, renewals and extensions of any of the foregoing, and all rights under licenses, consents, orders, statutes or otherwise in relation to any of the foregoing, as well as the rights to sue for past, present, and future infringement of any and all such intellectual property rights.

1.64. “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.65. “June 2006 Balance Sheet” shall have the meaning as set forth in Section 4.12.1.

1.66. “Key Employee” shall have the meaning set forth in Section 8.1.8.

1.67. “Law” means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including the Workforce Investment Act of 1998 (“WIA”) and the regulations relating to the Temporary Assistance for Needy Families program.

1.68. “Material Adverse Change” means any effect or change that would be (or would be reasonably expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Division, taken as a whole (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the Buyer has knowledge of such effect or change on the date hereof); provided, that Material Adverse Change shall not include any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, or business or economic conditions affecting the industry of the Division generally, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

1.69. “Name License” shall have the meaning set forth in Section 8.1.16.

1.70. “Negative Working Capital Balance” shall have the meaning set forth in Section 3.4.6.

1.71. “Non-Assignable Assets” shall have the meaning set forth is Section 9.10

1.72. “Non-Assigned Contract” shall have the meaning set forth in Section 2.1.1(e).

1.73. “Notice of Claim” shall have the meaning set forth in Section 11.5.

1.74. “Obligation” means any Indebtedness, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.75. “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.76. “Person” means any individual, Entity or Governmental Body.

1.77. “Positive Working Capital Balance” shall have the meaning set forth in Section 3.4.6.

1.78. “Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other similar proceeding of any nature.

1.79. “Purchase Price” shall have the meaning set forth in Section 3.1.

1.80. “Purchase Price Allocation” shall have the meaning set forth in Section 3.3.

1.81. “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

1.82. “Reportable Transaction” shall have the meaning set forth in Section 4.14.7.

1.83. “Ross IES” shall have the meaning set forth in the preamble.

1.84. “Seller” shall have the meaning set forth in the preamble.

1.85. “Seller Closing Obligations” shall have the meaning set forth in Section 3.1.1.

1.86. “Seller Damages” shall have the meaning set forth in Section 11.2(a).

1.87. Seller’s knowledge” or “to the knowledge of Seller” or similar terms shall mean any particular fact or matter actually known or that which could reasonably be expected to be known by Paul Mitchell, Anthony Iaquinto, Robin McKinney Newman (with respect to Philadelphia operations only), Brenda Motley-Aikens (with respect to Detroit and Livonia operations only) and Shawn Brenner.

1.88. “Seller Employee Benefit Plan” shall have the meaning set forth in Section 9.7.

1.89. “Seller Indemnitees” shall have the meaning set forth in Section 11.2.

1.90. “Seller’s Intangibles” shall have the meaning set forth in Section 4.8

1.91. “Seller’s Real Property” shall have the meaning set forth in Section 4.27

1.92. “Shared Assets” shall have the meaning set forth in Section 4.21.4.

1.93. “Software” means any computer program, operating system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any data bases necessary to operate any such computer program, operating or other system, application, firmware of software.

1.94. “Specified Assets” shall have the meaning set forth in Section 2.1.1.

1.95. “Specified Contracts” shall have the meaning set forth in Section 4.10.

1.96. “Specified Liabilities” shall have the meaning set forth in Section 2.1.3.

1.97. “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, Inventory, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.98. “Target Working Capital” shall mean an amount equal to no less than One Million Dollars ($1,000,000).

1.99. “Tax” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; and (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.100. “Tax Allocation Form” shall have the meaning set forth in Section 3.3.

1.101. “Tax Benefit” shall have the meaning set forth in Section 11.12.

1.102. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, reassessment, collection or payment of any Tax or any exemption therefrom, or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

1.103. “Threshold Amount” shall have the meaning set forth in Section 11.8.

1.104. “Working Capital” means Current Assets minus Current Liabilities determined in accordance with GAAP, and consistent with past practices of the Seller (to the extent not inconsistent with GAAP) and the sample calculation set forth on Schedule 3.4.

2. The Transaction.

2.1. Sale and Purchase of Specified Assets.

Subject to the terms and conditions of this Agreement, at the Closing, (a) the Seller shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Specified Assets, free and clear of any and all Encumbrances, and (b) the Seller shall assign to Buyer, and Buyer shall assume, the Specified Liabilities.

2.1.1. Specified Assets.

The “Specified Assets” means all Assets of Seller relating to the Division as of the Closing Date, wherever located and whether or not reflected on the Seller’s books and records, excluding the Excluded Assets and the Shared Assets. The Specified Assets include the following Assets:

(a) All Intangibles owned by the Seller or under development by the Seller and used by the Division as of the Closing Date which are not Shared Assets,

including the fictitious names “Innovative Employment Solutions” and “IES”. The Specified Assets do not include the Seller’s rights in the “Ross” name, including use of such word in the fictitious names “Ross Innovative Employment Solutions,” “Ross IES”. Rights of the Buyer to use the “Ross” name in connection with the Business shall be provided solely pursuant to the Name License to be executed in connection with the Closing.

(b) All of the Division’s Current Assets including, without limitation, its Accounts Receivable, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows.

(c) All of the Division’s Tangible Property, as set forth on Schedule 2.1.1(c).

(d) All Software set forth on Schedule 2.1.1(d), and all other Software used by the Division or in the Business which is owned by the Seller and which is not a Shared Asset or Excluded Asset.

(e) All of the Seller’s Contract Rights under the Specified Contracts (described on Schedule 4.10.2(b)) (“Assumed Specified Contracts”), but excluding Contract Rights under (i) this Agreement and any other Contracts entered into by the Seller with Buyer in connection with the transactions contemplated by this Agreement; (ii) subject to Section 9.10, all Contract Rights under any Assumed Specified Contracts requiring a material Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”); provided that, subject to Section 9.10, once such material Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the Parties, to be included in the Specified Assets as of the date such material Consent is delivered to Buyer.

(f) All insurance benefits, including rights and proceeds, to the extent arising from or relating to the Specified Assets or Specified Liabilities prior to the Closing Date; provided however, it is understood that the Seller will not assign insurance policies to Buyer and the Parties shall cooperate to provide the Buyer with the economic benefit of such insurance benefits, including rights and proceeds.

(g) All rights under all Permits granted or issued to the Seller or otherwise held by the Seller with respect to the operations of the Division, to the extent relating exclusively to the operation of the Division as of the Closing Date and to the extent assignable or otherwise transferable.

(h) All of the Division’s rights with respect to telephone numbers, telephone directory listings and advertisements (but excluding any phone numbers and telephone directory listings for the Seller’s corporate headquarters or which are otherwise Shared Assets or Excluded Assets) and all of the Division’s goodwill (other than goodwill in the “Ross” name, with respect to which the Buyer’s rights are provided exclusively pursuant to the Name License).

(i) All of the Division’s customer lists, prospect lists, supplier lists, referral sources, data bases, computer media, sales, advertising and marketing materials, invoices, correspondence, files, financial and accounting data, books and records, but excluding (i) the Seller’s corporate minute books, stock books and related organizational documents; (ii) the Seller’s tax records; and (iii) the Seller’s files, books and records relating to the Excluded Assets, the Shared Assets or to the Seller’s Obligations not included in the Specified Liabilities (provided that the Seller shall provide to the Buyer copies of all files, books and records which relate to (a) both the Excluded Assets or the Shared Assets, and the Specified Assets, or (y) both the Seller’s Obligations not included in the Specified Liabilities, and the Specified Liabilities).

(j) All of the Seller’s claims, causes of action and other legal rights and remedies (other than claims under insurance policies subject to the rights of the Buyer to certain insurance benefits as described in Section 2.1.1(f)), whether or not known as of the date hereof, relating to the Seller’s ownership of the Specified Assets and/or the operation of the Division or the Business, but excluding causes of action and other legal rights and remedies of the Seller (i) against Buyer with respect to the transactions contemplated by this Agreement; or (ii) to the extent relating to the Excluded Assets or the Shared Assets or to the Seller’s liabilities not included in the Specified Liabilities.

2.1.2. Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.1.1 or elsewhere in this Agreement, the following Assets of the Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Specified Assets and shall remain the property of the Seller after the Closing:

(a) All of Seller’s Cash Assets and bank accounts;

(b) (i) the Seller’s corporate minute books, stock books and related organizational documents; (ii) the Seller’s tax records; and (iii) the Seller’s files, books and records relating to the Excluded Assets, the Shared Assets or to the Seller’s Obligations not included in the Specified Liabilities;

(c) the shares of capital stock of the Seller held in treasury;

(d) all personnel records and other records that the Seller is required by Law to retain;

(e) all claims for refund of Taxes and other Governmental Body charges of whatever nature;

(f) all rights under all Insurance Policies owned, held or maintained by the Seller or its predecessors (except as set forth in Section 2.1.1(f) and 2.1.1(j)).

(g) Any right to use the name “Ross” except as provided in the Name License;

(h) all rights of the Seller under this Agreement and all agreements contemplated hereby;

(i) all of Seller’s assets that do not relate to the Division, the Shared Assets, and those assets set forth on Schedule 2.1.2; and

(j) causes of action and other legal rights and remedies of the Seller (i) against Buyer with respect to this Agreement and the transactions contemplated by this Agreement; or (ii) to the extent relating to the Excluded Assets or the Shared Assets, or to the Seller’s liabilities not included in the Specified Liabilities.

2.1.3. Specified Liabilities of the Seller.

The “Specified Liabilities” mean the following specifically described liabilities of the Division as of the date hereof:

(a) The Current Liabilities of the Division relating to the Business as set forth on the June 2006 Balance Sheet.

(b) The Current Liabilities of the Division (i) incurred in the normal and ordinary course of the Business since the June 2006 Balance Sheet, but only to the extent that (A) the incurrence or existence of any such liability or obligation does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement prior to Closing, (B) such liability constitutes a trade payable or accrued expense which has not been due and owing for more than sixty (60) days, and (C) such liability does not relate to an Excluded Asset.

(c) The liabilities and obligations of the Division under those Assumed Specified Contracts (as described and set forth in Schedule 4.10.2(b)) to which the Seller is a party, provided that the incurrence or existence of any such liability or Contract does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement prior to the Closing, but only to the extent that such liabilities arise in the ordinary course of performing such Assumed Specified Contracts, in accordance with their respective terms and are not due to any breach or default by the Seller under any such Assumed Specified Contract prior to the Closing. Notwithstanding the foregoing, the Specified Liabilities of the Seller shall not include the liabilities and obligations of the Seller under (i) this Agreement or any other Contracts entered into by the Seller with Buyer in connection with the transactions contemplated by this Agreement; (ii) any Contracts that constitute or evidence Seller’s Insurance Policies or Seller Employee Benefit Plans; and (iii) any Contracts relating to the formation or acquisition of the Seller or any of the Seller’s predecessors.

(d) Other Current Liabilities set forth on the final Effective Date Balance Sheet and EBITDA Calculation in the amounts in the amounts used for the purpose of calculation of Final Working Capital pursuant to Section 3.4.

(e) The other liabilities and obligations of the Division set forth on Schedule 2.1.3(d).

(f) Notwithstanding the form or substance of any separate documentation of assignments, assumptions or consents entered into by the Seller and/or the Buyer with any third parties with respect to the Assumed Specified Contracts, it is understood and agreed that as between the Seller and the Buyer, the allocation of risk and responsibility and the assumption of liability relating to such Assumed Specified Contracts shall be governed solely by the terms of this Agreement.

2.2. No Other Liabilities.

Notwithstanding any other provisions of this Agreement, Buyer shall not purchase the Specified Assets subject to, and Buyer shall not in any manner assume or be liable or responsible for any Obligations of the Seller other than the Specified Liabilities, and all Obligations of the Seller other than the Specified Liabilities shall remain the sole responsibility of the Seller. Without limiting the generality of the foregoing, Buyer shall not in any manner assume or be liable or responsible for, or acquire any Assets of the Seller subject to, any of the following Obligations of the Seller:

2.2.1. Affiliates.

Any Obligation of the Seller set forth on Schedule 2.2.1 that exists at or prior to the Closing Date to any shareholder or any current or former shareholder, member, partner, director or controlling Person of the Seller, or to any other Person affiliated with the Seller, their affiliates and predecessors including Obligations for dividends declared but not paid (“Affiliate Obligations”).

2.2.2. Taxes.

Any Obligation for any Tax, including (a) any Tax payable by the Seller with respect to Seller’s Business operations; (b) any Tax payable by the Seller with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of the Seller’s Assets at any time on or before the Closing Date; and (c) any Tax resulting from the sale of the Specified Assets to Buyer or otherwise resulting from the transactions contemplated by this Agreement, including without limitation any income Taxes and, sales, use, excise or other transfer Taxes incurred by the Seller as a result of the transaction.

2.2.3. Obligations Relating to Products and Services.

Any Obligation arising out of or relating to products or services of the Seller to the extent under development or design, produced or sold prior to the Closing Date other than to the extent assumed under Section 2.1.3.

2.2.4. Proceedings relating to Pre-Closing Operations of the Seller.

Any Obligation of the Seller arising out of a Proceeding commenced after the Closing Date to the extent that it relates to any event or circumstance that existed prior to the Closing Date.

2.2.5. Contracts.

Any Obligation under any Contract assumed by Buyer pursuant to Section 2.1.1 that arises after the Closing Date to the extent that such liability arises out of or relates to any breach that occurred prior to the Closing Date.

2.2.6. Transaction Related.

Any Obligation that was or is incurred by Seller in connection with the negotiation, execution or performance of this Agreement and any other Contracts entered into between Buyer and the Seller, or among the Seller, Buyer and other parties, in connection with the transactions contemplated by this Agreement.

2.2.7. Defaults.

Any Obligation, to the extent the incurrence or existence of which constitutes or will constitute a breach or failure by Seller of, or a default by Seller under, any representation, warranty, covenant or other provision of this Agreement.

2.2.8. Employees.

Except as set forth in Section 9.7, any Obligation to any or all Employees of the Seller including Obligations under the Seller’s Employee Benefit Plans, Obligations for severance pay, bonuses (retention or otherwise) and other termination benefits, and any Obligation arising out of or relating to any Employee grievance based on events occurring prior to the Closing, whether or not the affected Employees are hired by Buyer.

2.2.9. Infringement.

Any Obligation arising in connection with or related to the Seller’s (or any of the Seller’s predecessors’) actual or alleged infringement, violation, or misappropriation of or interference with any Intellectual Property Right of any Person.

2.2.10. Indemnification.

Any Obligation to indemnify, reimburse or advance amounts to any officer, director, Employee or agent of the Seller.

2.2.11. Environmental.

Any environmental, health and safety Obligations arising out of or relating to the operation of the Division, the Business or the Seller’s leasing, ownership or operating of the Seller’s Real Property prior to the Closing, including, without limitation, those Obligations that arise under Environmental Laws.

2.2.12. Undisclosed Obligations. Any Obligation not disclosed by the Seller pursuant to Section 4.18 hereof, except for the liabilities and obligations described in Section 2.1.3.

2.2.13. Compliance.

Any Obligation arising out of or resulting from Seller’s compliance or non-compliance with any legal requirement or order of any Governmental Body.

2.2.14. Encumbrances.

Any Encumbrance on or affecting the Seller’s Assets including the Specified Assets (other than Encumbrances on Specified Assets arising out of actions by the Buyer).

2.2.15. Other Obligations.

Any Obligation of the Seller to the extent relating to any division or business of the Seller other than the Division.

3. Purchase Price.

3.1. Purchase Price.

Subject to the adjustments set forth in Section 3.4, the total purchase price for the Specified Assets (“Purchase Price”) shall be consideration in the amount up to Seven Million Eight Hundred Thousand Dollars ($7,800,000.00), which shall be paid by Buyer to the Seller as follows:

3.1.1. The Buyer shall pay to Seller or its designees (including lenders to the extent necessary to release Encumbrances on the Specified Assets), by wire transfer on the Closing Date, the amount of Six Million Four Hundred Eighty Thousand Dollars ($6,480,000) (the “Closing Date Payment”) subject to any adjustment set forth in Section 3.4.

3.1.2. The Buyer shall pay, by wire transfer on the Closing Date, One Million Three Hundred Twenty Thousand Dollars ($1,320,000) (the “Escrow Payment”) to

an escrow account (the “Escrow”) with the Bank of Tucson, as escrow agent; such Escrow Payment to be available to satisfy any indemnification obligations pursuant to Section 11 of this Agreement including, without limitation, obligations of Buyer or Seller with respect to any EBITDA Payment. Such Escrow Payment shall be subject to the terms of the Escrow Agreement and this Agreement.

3.1.3. The Parties acknowledge that the calculation of the Purchase Price is based, in part, on the Seller’s representation in Section 4.12.2. Upon determination of the actual EBITDA amount in accordance with Section 3.2 below, the Seller shall receive a payment from, and/or the Buyer shall have an indemnity claim against, the Escrow, as follows:

(a) To the extent the trailing 12-month EBITDA of the Division as of June 30, 2006 exceeds $1,200,000, six (6) times the excess EBITDA over $1,200,000 shall be paid to Seller from the Escrow Payment up to a total of $600,000 (the “EBITDA Upward Payment”);

(b) To the extent trailing 12-month EBITDA of the Division as of June 30, 2006 is less than $1,300,000, Buyer shall have an indemnity claim against the Escrow Payment for six (6) times the deficiency (the “EBITDA Claim”, and together with the EBITDA Upward Payment, an “EBITDA Payment”).

Until the trailing 12-month EBITDA of the Division as of June 30, 2006 is determined and an EBITDA Payment is triggered as specified above, neither Party will have any right to payment under this Section 3.1.3. All payments in respect of any EBITDA Payment shall be made solely and exclusively from the Escrow, and notwithstanding any provision of this Agreement to the contrary, in no event shall the total of the EBITDA Payments exceed the balance of funds in the Escrow at the time such payments are made.

3.2. Determination of EBITDA Payment(s).

The trailing twelve month EBITDA of the Division as of June 30, 2006 shall be determined in accordance with Section 3.4. Upon determination of the actual EBITDA amount for such period in accordance with Section 3.4, the Seller and the Buyer shall promptly, but in any event with three (3) business days, instruct the Escrow Agent to release the EBITDA Payment(s) to the Seller and/or the Buyer, as determined in accordance with Section 3.1.3 above, within two (2) business days of such instruction.

3.3. Allocation of Purchase Price; Adjustment to Purchase Price and Purchase Price Allocation.

3.3.1. The Seller and the Buyer recognize and shall comply with their mutual obligations pursuant to Section 1060 of the Code (and any similar provisions of state, local or foreign law) and the Treasury Regulations promulgated thereunder to timely file IRS Form 8594 Asset Acquisition Statement (and any corresponding state, local or foreign form required by a Government Body) (the “Tax Allocation Form”) with their respective Tax

Returns. The Purchase Price and the Specified Liabilities shall be allocated among the Specified Assets in the manner set forth on Schedule 3.3 hereto, which shall be jointly agreed to by the Seller and the Buyer in connection with determination of the final Effective Date Balance Sheet pursuant to Section 3.4 (the “Purchase Price Allocation”). The Seller and the Buyer shall timely file the Tax Allocation Form and all Tax Returns in accordance with the Purchase Price Allocation. Neither the Seller nor the Buyer shall take any position in any Tax Return, tax proceeding or audit that is inconsistent with the Purchase Price Allocation.

3.3.2. Upon determination of adjustments to the Purchase Price pursuant to the calculation of the EBITDA Payment(s) pursuant to Section 3.4 and the calculation of Working Capital described in Section 3.4 below, the Purchase Price (and the amount allocated to “goodwill” in the Purchase Price Allocation) shall automatically be deemed adjusted to reflect the amounts of such adjustments

3.4. Working Capital Adjustment and Determination of EBITDA.

Prior to the Closing, the Seller provided the Buyer with an estimated balance sheet of the Division as of the close of business on July 31, 2006 and an estimated twelve (12) month income statement of the Division as of June 30, 2006 which includes (x) an estimate of the trailing 12-month EBITDA of the Division as of June 30, 2006 (the “Estimated EBITDA Calculation”) and (y) an estimate of the Division’s Working Capital as of the close of business on July 31, 2006 (the “Estimated Working Capital” and together with the Estimated EBITDA Calculation, the “Estimated Working Capital and EBITDA Calculation”), all of which has been calculated in accordance with GAAP and consistent with past practices of the Seller (to the extent not inconsistent with GAAP) and a copy of which is attached hereto as Schedule 3.4. The Closing Date Payment pursuant to Section 3.1.1 shall be adjusted as follows: (a) to the extent the Estimated Working Capital is less than the Target Working Capital, the Closing Date Payment shall be reduced, dollar for dollar, by such amount, and (b) to the extent the Estimated Working Capital is greater than the Target Working Capital, the Closing Date Payment shall be increased, dollar for dollar, by such amount.

3.4.1. Within sixty (60) days after the Closing Date, the Buyer shall prepare a balance sheet as of the close of business on July 31, 2006 and a twelve (12) month income statement of the Division as of June 30, 2006 which shall include (x) a calculation of the Division’s trailing 12-month EBITDA as of June 30, 2006 and (y) a calculation of the Division’s Working Capital as of the close of business on July 31, 2006 (the “Effective Date Balance Sheet and EBITDA Calculation”). The Effective Date Balance Sheet and EBITDA Calculation shall be prepared in accordance with GAAP, consistent with past practices of the Seller (to the extent not inconsistent with GAAP), and Schedule 3.4.

3.4.2. The Seller shall have a thirty (30) day period to review the Effective Date Balance Sheet and EBITDA Calculation and during such period the Buyer shall share its work papers with the Seller or its professional advisors and Buyer shall make itself reasonably available to the Seller and its professional advisors for the Seller’s review of such Effective Date Balance Sheet and EBITDA Calculation.

3.4.3. If the Seller disputes any items on the Effective Date Balance Sheet and EBITDA Calculation, the Seller shall deliver a notice to the Buyer no later than thirty (30) days after its receipt of such Effective Date Balance Sheet and EBITDA Calculation from Buyer (the “Dispute Notice”). The Seller shall set forth in detail in the Dispute Notice the basis for its disagreement with the calculations contained in the Effective Date Balance Sheet and EBITDA Calculation. If the Seller fails to deliver the Dispute Notice within the allotted time period, the Seller shall have been deemed to have agreed to the calculations contained in the Effective Date Balance Sheet and EBITDA Calculation, which calculations shall be final, conclusive and binding upon the Parties. To the extent that any Dispute Notice does not include any dispute with respect to the calculation of the Division’s trailing twelve month EBITDA as of June 30, 2006 or the Seller notifies the Buyer in writing that it accepts the Buyer’s calculation thereof, then the Parties shall promptly cause the EBITDA Payments to be made from the Escrow in accordance with Section 3.1.3, without waiting for determination of the Final Working Capital pursuant to this Section 3.4.

3.4.4. If the Seller disputes such calculations within the allotted time period, the Parties in good faith will attempt to jointly resolve any dispute during the thirty (30) day period following the delivery of the Dispute Notice. If the Buyer and the Seller can resolve their dispute, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the Parties.

3.4.5. If the Buyer and the Seller cannot resolve the dispute to their mutual satisfaction, the Buyer and the Seller shall engage Grant Thornton (the “Accounting Firm”), to resolve the dispute and determine the Working Capital of the Division as of the Closing Date. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by the Buyer, on the one hand, and the Seller, on the other hand. To the extent that the Accounting Firm desires the Parties to meet in person, the Parties shall choose a mutually acceptable location for such meeting. Each of the Buyer and the Seller shall cause their accounting professional advisors to provide the Accounting Firm their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within forty-five (45) days of being retained by the Buyer and the Seller. The determination of the Accounting Firm shall be final, binding and conclusive upon the Parties.

3.4.6. The final determination of the Working Capital of the Division of Seller as of the close of business on July 31, 2006 pursuant to this Section 3.4 shall be referred to herein as the “Final Working Capital.” If the Final Working Capital is less than the Estimated Working Capital (the “Negative Working Capital Balance”), such Negative Working Capital Balance shall be paid to the Buyer by the Seller in immediately available funds within three (3) business days of such determination. If the Final Working Capital is in excess of the Estimated Working Capital (the “Positive Working Capital Balance”), such Positive Working Capital Balance shall be paid to the Seller by the Buyer in immediately available funds within three (3) business days of such determination.

3.4.7. Nothing contained in this Section 3.4 shall be interpreted to limit the indemnification provisions contained in Section 11 hereof; provided, that the Parties hereby confirm and agree that the Buyer’s sole remedy for any shortfall of the Division’s trailing twelve month EBITDA as of June 30, 2006 resulting in a breach of Section 4.12.12 shall be entitlement to the EBITDA Payment described in Section 3.1.3(b).

3.5. Currency and Method of Payment.

All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made by wire transfer of immediately available United States federal funds.

4. Representations and Warranties of Seller.

As a material inducement to the Buyer to enter into this Agreement, knowing that Buyer is relying thereon, and to carry out the transactions contemplated hereunder, the Seller represents, warrants and covenants to the Buyer that as of the date hereof, except as specifically referenced in this Agreement and as set forth on Disclosure Schedules hereto furnished to the Buyer prior to execution hereof and attached hereto specifically identifying the relevant Section and subsection hereof, which exceptions shall be deemed to be part of these representations and warranties as if made hereunder (it being understood and agreed that any fact or item that is disclosed on any such Disclosure Schedule so as to make its relevance to any other representation or warranty made elsewhere in this Agreement, or to the information called for by any other Disclosure Schedule to this Agreement, readily apparent on it face, such fact or item shall be deemed to be an exception to such other representation or warranty and disclosed on such other Disclosure Schedule, notwithstanding the omission of a specific reference or cross-reference thereto):

4.1. Organization, Good Standing, Qualification and Capitalization.

4.1.1. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Seller is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required. The Seller has all required power and authority necessary to own and operate its properties, to carry on its business, including the Division’s Business, as now conducted, and to carry out the transactions contemplated by this Agreement.

4.1.2. The Seller does not own any securities of any corporation or any other interest in any Person. Except as set forth on Schedule 4.1.2, the Seller has never acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and there is no other Person that may be deemed to be a predecessor of the Seller.

4.1.3. Schedule 4.1.3 sets forth, for the Seller: (i) its exact legal name; (ii) its corporate business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its members or managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business in the past two (2) years; and (ix) any name changes, recapitalizations, mergers, reorganizations or similar events in the past two (2) years.

4.1.4. Intentionally Omitted.

4.1.5. Seller is owned and operated by those Persons listed on Schedule 4.1.5, and no other Person has any ownership interest in Seller. The Specified Assets are owned directly by Seller, and no other Person has any direct or indirect ownership interest in them. No other Person has any right, option, warrant, subscription or other arrangement to purchase the Specified Assets.

4.2. Subsidiaries.

The Seller does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association or other business Entity nor has the Seller ever held such interest. Except as set forth in Schedule 4.2, the Seller is not a participant in any joint venture, partnership or similar arrangement nor has the Seller ever been a participant in any such arrangement.

4.3. Authorization.

All limited liability company action on the part of the Seller, its officers, managers, directors, members and equityholders necessary for the due authorization, execution and delivery of this Agreement and the performance of all obligations of the Seller hereunder, has been taken or will be taken prior to the Closing Date. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.4. Compliance with Laws.

4.4.1. Except as set forth on Schedule 4.4.1: (a), the Seller is presently in full compliance with each Judgment and with each Law that is applicable to it or to the conduct of the Business or the ownership or use of the Specified Assets; (b) except where such non-compliance would not, individually or in the aggregate, result in a Material

Adverse Change, the Seller has at all times in the past been in full compliance with each Judgment or Law that is or was applicable to it or to the conduct of the Business or use of Specified Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Judgment or Law; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, except where such failure or violation would not, individually or in the aggregate, result in a Material Adverse Change, (ii) any actual, alleged, possible or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature in either case of (i) or (ii) which has not been resolved without further liability or obligation of Seller on a going-forward basis, or (iii) the loss of participation in any governmental program applicable to the Business since July 1, 2003.

4.4.2. There are no survey, monitoring and/or audit reports prepared by any Government Body in connection with reviewing compliance by the Division or the Seller with respect to the Business in connection with any governmental programs or Laws which have been delivered to Seller in the past two (2) years or for which unresolved matters remain outstanding, except as set forth on Schedule 4.4.2, and all such reports have been made available to Buyer. Except as set forth in Schedule 4.4.2, at no time since July 1, 2003 has the Seller been suspended from providing services (including the election by a Governmental Body not to renew a Contract), from participation in any government programs with respect to the Business.

4.4.3. (a) Except as set forth on Schedule 4.4.3(a), Seller holds any and all Permits for participation in, and is a party to a valid provider agreement for payment by applicable payers or applicable government programs for the provision of services provided as part of the Business. Without in any way limiting the prior sentence, each service location of Seller with respect to the Business is eligible to receive payments pursuant to the applicable government program(s).

(b) Except as set forth in Schedule 4.4.3(b): (i) Seller is in compliance with all conditions of participation in and eligibility requirements for applicable government programs applicable to the Business; (ii) Seller has timely filed with each Governmental Body all cost reports or similar filings required to be filed by it under federal and state law in connection with its operations of the Business, except where failure to timely file would not, individually or in the aggregate, result in a Material Adverse Change, and all such cost reports or similar filings comply in all material respects with applicable legal requirements; and (iii) all billing practices of Seller to all third party payers, including the government programs and private insurance companies, applicable to the Business have been in material compliance with all applicable laws, regulations and policies of all such third party payers, and Seller has not billed for or received any payment or reimbursement in excess of amounts allowed by Laws.

(c) Except as set forth on Schedule 4.4.3(c), Seller has no knowledge of (i) any statutory or regulatory changes or any administrative rulings which would adversely affect the Business, (ii) any retroactive and/or prospective rate adjustments or pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by the Seller with respect to the Business, and/or (iii) any freezes and/or funding reductions related to payments received by the Seller from any government programs or other third party payors with respect to the Business and/or (iv) any currently pending or threatened investigations (other than routine agency monitoring) of the Seller by, or loss or suspension of participation in, any government programs with respect to the Business. Except as set forth on Schedule 4.4.3(c), Seller has not exceeded any cap or ceiling applicable to payments which may be received from any government programs applicable to the Business during any period, and Seller has no obligation to return or refund to any government programs or Governmental Body any payments received in excess of any applicable payment cap or ceiling with respect to the Business.

4.4.4. Except as set forth on Schedule 4.4.4: Seller has no liabilities to any third party fiscal intermediary or carrier administering the government programs, directly to the government programs or any Governmental Body or to any other third party payer for the recoupment of any amounts previously paid to the Seller by any such third party fiscal intermediary or carrier, government program or other third party payer with respect to the Business. There are no pending and, to the knowledge of the Seller, threatened actions by any third party fiscal intermediary or carrier, government program or other third party payer to suspend payments to the Seller with respect to the Business.

4.4.5. Except as disclosed to Buyer on Schedule 4.4.5, there are no facts or circumstances that may give rise or have given rise to any “disallowed costs” under any cost report filed with any customer or payer of the Business or the Division. To the Seller’s knowledge, with respect to pending costs reports, there are no costs that will be disallowed.

4.4.6. Without in any way limiting the foregoing provisions contained in this Section 4.4, Seller has provided to and/or obtained from any applicable Governmental Body, and continues to maintain, all Permits necessary for Seller to qualify for any governmental program payment or reimbursement in which Seller participates with respect to the Business.

4.5. Consents.

4.5.1. Except as set forth on Schedule 4.5.1, no Consent of any Person, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

4.5.2. Except as set forth on Schedule 4.5.2, the execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with, or result in any violation of, or default under

(with or without notice or lapse of time, or both), or (b) give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit or a right of indemnification under (i) any provision of any certificate of formation or organization (as applicable) or limited liability company agreement of the Seller, (ii) any Contract to which the Seller is bound, or (iii) any Permit, judgment, order or decree applicable to the Seller, or its properties or Assets or (iv) any Law or any other legal requirement of any Governmental Body applicable to Seller with respect to the Division.

4.6. Customers and Prospects.

The customers who have contracts with the Division are listed on Schedule 4.6. Schedule 4.6 contains an accurate and complete list of all material current prospects and bids for contracts of the Division. Except as set forth on Schedule 4.6, since July 1, 2004, none of the customers of the Division have given notice or otherwise indicated to the Seller that (a) it will or intends to terminate or not renew its Contract with the Division before the scheduled expiration date, (b) it will otherwise terminate, modify or change its relationship with the Division, or (c) it may otherwise reduce the volume of business transacted with the Division below historical levels. Except as set forth on Schedule 4.6, the Division has not experienced any problems with customers since July 1, 2004 which would constitute a Material Adverse Change. Subject to obtaining required consents described in Schedule 4.5.1, to the knowledge of the Seller, the transactions contemplated hereby will not adversely affect the existing contractual relationships with any of the Division’s customers.

4.7. Litigation.

Except as set forth on Schedule 4.7, there is no action, suit, proceeding or investigation pending or to Seller’s knowledge, currently threatened against the Division (or, to the Seller’s knowledge, threatened against or affecting any of the officers, directors, managers or employees of the Seller with respect to the Division) including any such action, suit, proceeding or investigation (a) that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby or thereby, (b) that might result, either individually or in the aggregate, in a Material Adverse Change, financially or otherwise, or (c) that might result in any change in the current equity ownership of the Seller. The Seller has no knowledge that there are any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened (or any basis therefore known to the Seller) involving the current or prior employment of any of the Seller’s employees, their use in connection with the Business of any information or techniques or other Intangibles allegedly proprietary to any of their former employers or their obligations under any agreements with any current or prior employers. Except as set forth on Schedule 4.7, the Division is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. Since July 1, 2004, the Division has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or adverse effect which may be material to the Business now or in the future. There is no action, suit, proceeding or investigation by the Division currently pending or that the Division intends to initiate.

4.8. Intellectual Property.

Schedule 4.8 contains a complete and accurate list of all Intangibles owned, marketed, licensed, supported, maintained, used or under development or design by, or licensed to or with regard to which rights are granted to, the Division, or in which the Division otherwise has any interest, in any part of the world (the “Seller’s Intangibles”), which are (a) registered by the Division with any Governmental Body or for which a registration application has been filed by the Division with any Governmental Body or which are otherwise material trade names or trademarks used by the Division in connection with the Business (b) developed specifically for, and owned by or licensed to, the Division (including, without limitation, any proprietary software of the Division, and (c) material Software used in connection with operation of the Division (other than off-the-shelf Software used pursuant to “shrink-wrap” or “click-wrap” licenses obtained in the ordinary course of business). Schedule 4.8 also includes, with respect to Intangibles described in the immediately preceding sentence, (a) a brief description of such Intangible and the owner of the right, title and interest in and to the such Intangible and (c) the names of the jurisdictions covered by the applicable registration or application, and, in the case of Software, a product description. Except as set forth on Schedule 4.8, no other Intangibles, other than the goodwill of the Division, are used to operate the Division or the Business. The Division is the absolute legal and beneficial owner of the Seller’s Intangibles, or, to the extent not owned by the Division, has and at all times has had the right to use the Seller’s Intangibles (as used in the Division or the Business) pursuant to a valid license or other valid authorization, a complete and accurate copy of which written licenses (other than licenses for off-the-shelf Software used pursuant to “shrink-wrap” or “click-wrap” licenses in the ordinary course of business) have been provided to the Buyer. All documents that are relevant to the title or interest of the Division in any Seller’s Intangible are in the possession of the Division. Except as set forth on Schedule 4.8, the Division has not commissioned, engaged or used any third parties to create or contribute to any work for it that may contain or produce Intellectual Property Rights, and has not entered into any Contracts or arrangements with any of its officers or other Employees or any other Persons such that any of those Persons may retain any Intellectual Property Rights in work they create for or contribute to the Division during the course of their engagement by the Division. No Intangibles owned by any current, former, or prospective employee of the Seller are or have been used in the Division or the Business or are necessary for the Business as presently conducted or proposed to be conducted by Seller, except to the extent such Intangibles have been irrevocably assigned or licensed to the Division as of the Closing Date pursuant to a valid written document, a complete and accurate copy of which document has been provided to the Buyer.

4.8.1. Except as set forth on Schedule 4.8, the Division has good and marketable title to, and has the full right to use, all of the Seller’s Intangibles, free and clear of any Encumbrance, restriction on use or disclosure obligations. No rights or permission of the Division or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, and/or create derivative works based upon the Seller’s Intangibles which are owned by the Seller.

4.8.2. Schedule 4.8 also contains a complete and accurate list of all licenses and other rights granted by the Division to any Person with respect to any Intangibles or Intellectual Property Rights and all licenses and other rights granted by any Person to the Division with respect to any Intangibles or Intellectual Property Rights, in each case identifying the subject Intangible or Intellectual Property Rights. To the Seller’s knowledge, the owners of any Intellectual Property Rights licensed to the Division have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights that are subject to such licenses. Except as set forth on Schedule 4.8, the transactions contemplated by this Agreement will have no adverse effect on the Division’s right, title and interest in and to the Intellectual Property Rights of the Division in or to any of the Seller’s Intangibles, which right, title, and interest is being transferred to the Buyer pursuant to this Agreement. Except as set forth on Schedule 4.8, upon consummation of the transactions contemplated by this Agreement and on the Closing Date, the Buyer will be entitled to continue to use all of the Seller’s Intangibles, and all Intellectual Property Rights currently used by the Division in the conduct of the Business, to the same extent and under the same conditions that the Division has heretofore used such.

4.8.3. None of the Seller’s Intangibles or their respective past or current uses or future uses as presently contemplated by Seller, including the preparation, distribution, marketing or licensing thereof, has violated or misappropriated, interfered with, or infringed upon, or to Seller’s knowledge, is violating or misappropriating, interfering with, or infringing upon, any Intellectual Property Right or other proprietary right of any Person. None of the Seller’s Intangibles are subject to any Judgment. No Proceeding is pending or to Seller’s knowledge is threatened, nor has any claim or demand been made or notice been given, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the Division of any of the Seller’s Intangibles or any Intellectual Property Rights therein or thereto, nor, to the Seller’s knowledge, are there any valid grounds for, or other grounds likely to give rise to, same. With respect to the Seller’s Intangibles owned by the Division and included in the Specified Assets, and, to the Seller’s knowledge, with respect to Seller’s Intangibles not owned by the Division, no Person is violating or misappropriating, interfering with, or infringing upon, or has violated or misappropriated, interfered with, or infringed upon at any time, any Intellectual Property Right in or to such Seller’s Intangibles.

4.8.4. Except as set forth on Schedule 4.8 or as described in the immediately following sentence, all of the Seller’s Intangibles which are owned by the Seller (as opposed to licensed or otherwise used pursuant to an agreement between the Seller and a third party) were created as a work or invention for hire (as defined under U.S. copyright or patent law, as applicable, or such similar concept under any other Law in any applicable jurisdiction) for and of the Division by regular full time employees of the Seller in the scope of such person’s employment with the Division. To the extent that any author, creator, contributor, or developer of the Seller’s Intangibles which are owned by the Seller (as opposed to licensed or otherwise used pursuant to an agreement between the Seller and a third party) was not a regular full-time employee of the Seller at the time such person authored, created, contributed to, or developed such Seller’s Intangibles or such authoring, creation, contribution or development was not in the scope of such person’s employment with the Division, such author, creator, contributor, or developer has irrevocably assigned to the Division in writing all Intellectual Property Rights and other proprietary rights in such person’s work with respect to such Seller’s Intangibles.

4.8.5. All material written agreements relating to Intellectual Property Rights to which the Division is a party or under which the Division may have, or may have acquired, any Intellectual Property Rights, other than off-the-shelf “shrink-wrap” or “click-wrap” licenses for Software, are set forth on Schedule 4.8.

4.8.6. Except as set forth on Schedule 4.8, the Seller has used commercially reasonable efforts to maintain and protect, all Intellectual Property Rights with respect to the Seller’s Intangibles with respect to the Division.

4.8.7. Any and all licenses, sublicenses and other Contracts covering or relating to any of the Seller’s Intangibles or to which the Division is a party under which the Division uses any Seller’s Intangible are legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, to the extent included in the Specified Assets, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. The Division is not in breach of or default under any license, sublicense or other Contract covering or relating to any Seller’s Intangible nor has it performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default or give rise to indemnification thereunder. No Proceeding is pending or to Seller’s knowledge, is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Seller’s Intangible. There are no outstanding payments either to or from the Division in respect of any license or other Contract relating to any of the Seller’s Intangibles.

4.9. Intentionally omitted.

4.10. Agreements; Action.

4.10.1. Except for agreements specifically contemplated hereby or disclosed in Schedule 4.10.1, there are no agreements, understandings or proposed transactions between the Division and any of its officers, directors, affiliates or any affiliate thereof.

4.10.2. Schedule 4.10.2(a) contains an accurate and complete list of all of the following types of Contracts to which the Division is a party or by which the Division is bound (collectively, the “Specified Contracts”), grouped into the following categories:

(i) customer Contracts under which the Division provides products and services (the “Customer Contracts”); (ii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by the Division; (iii) loan agreements, mortgages, notes, guarantees and other financing Contracts; (iv) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software or other Intangibles under which the Division is the buyer, licensee, lessee or user; and other supplier Contracts; (v) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.23.1, and excluding oral Contracts with employees for “at will” employment); (vi) Contracts under which any material rights in and/or ownership of any Software product (other than “shrink-wrap” or “click-wrap” software licenses obtained in the ordinary course of business), technology or other Seller Intangible, or any prior version thereof, or any part of the customer base, business or Specified Assets, were acquired; (vii) Contracts containing clauses that prohibit or restrict the Division from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting the Division from engaging in any business and (viii) other Contracts material to the Division and the Business (excluding Contracts which constitute Insurance Policies listed on Schedule 4.22). A description of each oral Specified Contract is included on Schedule 4.10.2(a), and true and correct copies of each written Specified Contract (including all amendments and other modifications thereto) have been delivered to Buyer. The Assumed Specified Contracts are described on Schedule 4.10.2(b).

4.10.3. Each of the Division’s customers are bound by a written or oral Customer Contract and each such Customer Contract is described in Schedule 4.10.2(b), except as set forth on Schedule 4.10.2(a).

4.10.4. All of the Contracts set forth on Schedule 4.10.2(b) are valid, binding and enforceable in accordance with their respective terms, except as set forth on Schedule 4.10.2(a). The Division has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any such Contract, and the Division does not have any present expectation or intention of not fully performing all such obligations. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by or indemnification obligation of the Division under any such Contract. The Seller has no knowledge of any breach or anticipated breach by the other parties to any such Contract.

4.10.5. Schedule 4.10.2(b) sets forth the expiration date for each Customer Contract and, for any Customer Contract with an expiration date of June 30, 2006 or that will expire on its terms prior to Closing, a brief description of (i) status of the renewal process, and (ii) status of the consent to assignment process

4.10.6. The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law applicable to the Division on or prior to the date hereof.

4.10.7. Except as set forth on Schedule 4.10.7, no Person is renegotiating, or has the right to renegotiate outside the terms of the respective contract, any amount paid or payable to the Division under any Specified Contract or any other term or provision of any Specified Contract.

4.10.8. Subject to completion of renewal of any Customer Contracts currently subject to renewal, the Specified Contracts are all of the Contracts relevant to the Division and the Business as currently conducted or proposed to be conducted by Seller, or necessary to operate the Business. Except as set forth on Schedule 4.10.8, there are no currently outstanding proposals or offers submitted by the Division to any customer, prospect, Governmental Entity or other Person which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding $25,000 in any single case or an aggregate amount or commitment exceeding $25,000 in the aggregate.

4.10.9. Except as set forth on Schedule 4.10.9(a), to Seller’s knowledge, the parties to each Customer Contract have not indicated an intent not to renew or not to consent to an assignment of any Customer Contract as contemplated by this Agreement. Except as set forth on Schedule 4.10.9(b), the figures and information in the column titled “Projected 2006-2007 Allocations” shown on Schedule 4.4.3(a) are based on reasonable assumptions, made in good faith by the Company and, to the Seller’s knowledge, based on the most recent information provided to the Company by each applicable customer or payer.

4.11. Related-Party Transactions.

Except as set forth on Schedule 4.10.1: (i) no employee, shareholder, equity holder, officer, director or manager of the Division or member of his or her immediate family is indebted to the Division, nor is the Division indebted (or committed to make loans or extend or guarantee credit) to any of them, (ii) none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Division is affiliated or with which the Division has a business relationship, or any firm or corporation that competes with the Division, and (iii) no members of the immediate family of any officer or director of the Seller are directly or indirectly interested in any Contract with the Division.

4.12. Division’s Financial Statements and EBITDA.

4.12.1. The Seller has delivered to the Buyer (and such Financial Statements are attached as Schedule 4.12.1) (a) the Division’s internally prepared, unaudited financial statements for the one-year period ending June 30, 2004 which were prepared on a cash accounting basis and for the one-year period ending June 30, 2005 which were prepared on an accrual accounting basis (collectively, the “2004 and 2005 Financial Statements”) and (b) the Division’s internally prepared, unaudited financial statements for the period ended June 30 , 2006 which were prepared on an accrual accounting basis (the “Interim Financial Statements” and, together with the 2004 and 2005 Financial Statements, the “Financial Statements”). The Financial Statements (including any notes thereto) are accurate and consistent with the books and records of the Seller (which, in turn, are accurate and complete) and except as otherwise noted therein have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other (subject, in the case of the Interim Financial Statements, to customary year-end audit adjustments and the absence of footnotes). The Financial Statements fairly present the financial condition and operating results of the Division as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes with respect to the Interim Financial Statements. Except as disclosed in the Financial Statements, the Division is not a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation. The June 30, 2006 balance sheet delivered as part of the Interim Financial Statements is referred to as the “June 2006 Balance Sheet.” The detail of each Current Liability account shown on the June 2006 Balance Sheet is attached and set forth on Schedule 4.12.1.

4.12.2. The EBITDA of the Division for the twelve-month period ending June 30, 2006 as determined in accordance with Section 3.2 was at least $1,300,000. (Notwithstanding any provision of this Agreement to the contrary, the exclusive remedy of the Buyer for any breach by the Seller of this Section 4.12.2 shall be the EBITDA Payment rights of the Buyer described in Section 3.1.)

4.13. Changes.

Except as set forth on Schedule 4.13, since June 30, 2006, there has not been:

(a) any change in the Specified Assets, liabilities, financial condition or operating results of the Division from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Specified Assets, properties, financial condition, operating results or Business of the Division;

(c) any waiver by the Division of a material right;

(d) any satisfaction or discharge of any lien, claim or Encumbrance or payment of any obligation by the Division, except in the ordinary course of business and that is not material to the Specified Assets, properties, financial condition or operating results of the Division or the Business;

(e) any material change or amendment to a Contract or arrangement by which the Division or any of the Specified Assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any Employee of the Division;

(g) any sale, assignment or transfer of any Intellectual Property Rights or Intangibles, or disclosure of any proprietary or confidential information to any Person;

(h) any resignation or termination of employment of any key officer of the Division; and the Seller does not know of the impending resignation or termination of employment of any such officer;

(i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Division, with respect to any of the Division’s properties or Assets, except liens for taxes not yet due or payable;

(j) receipt of notice that there has been a loss of any customer of the Division;

(k) any capital expenditures or commitments that were not included in the Division’s capital expenditure budget for the fiscal year ending June 30, 2006;

(l) to the Seller’s knowledge, any other event or condition of any character that might materially and adversely affect the Specified Assets, or the properties, financial condition or operating results of the Division or the Business; or

(m) any agreement or commitment by the Division or the Seller to do any of the things described in this Section 4.13.

4.14. Taxes.

4.14.1. The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

4.14.2. The Seller does not expect any Governmental Body to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Seller. Schedule 4.14 lists all federal, state, local, and foreign income Tax Returns filed by Seller with respect to the Division for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

4.14.3. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

4.14.4. None of the Specified Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code or that will be subject to an enhanced tax rate under Section 409A of the Code.

4.14.5. Except as set forth on Schedule 4.14, the Seller has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Body all amounts required. The Seller has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. The Seller (i) has collected and remitted all applicable sales and/or use Taxes to the appropriate authorities or (ii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates from its customers.

4.14.6. The Seller (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.14.7. The Seller has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which the Seller has participated. The Seller has retained all documents and other records pertaining to any Reportable Transaction in which the Seller has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which the Seller has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Section 4.14.7, the term “Reportable Transaction” shall have the meaning set forth in Treasury Regulation Section 1.6011-4(b).

4.15. Permits.

The Division has all Permits, licenses necessary for the conduct of the Business as presently conducted, a list of which is set forth on Schedule 4.15. The Division is not in default under any of such Permits.

4.16. Environmental Matters.

Except as disclosed in Schedule 4.16, (a) the Division is now and has at all times been in compliance in all material respects with applicable Environmental Laws, (b) the Division is not subject to any pending or, to the Seller’s knowledge, threatened or contemplated Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at any site, (c) the Division has not received any written notice that it is potentially responsible for any environmental condition at any site or potentially liable for any claim arising under Environmental Laws; (d) the Division has not received a request for information under CERCLA or any state or local counterpart; (e) the Division has not disposed of or released Hazardous Substances nor, to the Seller’s knowledge, are underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under any real property now or heretofore owned or leased by the Division; (f) the Division has not disposed of or released any Hazardous Substances in or at any other real property; (g) the Division has all material Permits and approvals required by Environmental Laws to conduct its business and the Division has not received any notice that any Governmental Body intends to cancel, terminate or not renew any such permit or approvals; (h) the Division has not agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has the Division agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (i) the transactions contemplated hereby are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for such consummation or for the Division to continue its business after the Closing; (j) to the Seller’s knowledge, no other Person has released Hazardous Substances at any property now or formerly owned or operated by the Division or in a location that could threaten or contaminate such properties with any Hazardous Substances; and (k) the Seller has delivered copies to the Buyer of all environmental reports and permits (each of which, if any, is listed on Schedule 4.16), and all suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation, related to Environmental Laws which are in the Division’s possession or control, and has disclosed to Buyer its material waste handling practices and its transportation or use, if any, of Hazardous Substances.

4.17. Disclosure.

Neither this Agreement (including all the Exhibits and Disclosure Schedules hereto) nor any other statements or certificates made or delivered in connection herewith or therewith by Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement and the Disclosure Schedules, to Seller’s knowledge, there is no fact that the Seller has not disclosed to the Buyer in writing that would constitute a Material Adverse Change since June 30, 2005.

4.18. Obligations.

4.18.1. The June 2006 Balance Sheet is the balance sheet for the Division as of June 30, 2006 and was prepared in accordance with GAAP (excluding footnotes and customary year-end adjustments, and excluding an accrual for vacation). Such balance sheet is itemized by balance sheet account, including (i) accounts payable, (ii) accrued expenses and reserves, itemized by category and with appropriate explanation, (iii) deferred revenues, itemized by customer and time periods, (iv) other current liabilities.

4.18.2. Effective as of the consummation of the Closing, the Division shall have no Obligations other than the Specified Liabilities and the liabilities and obligations resulting solely from actions of the Buyer.

4.19. Accounts Receivable.

The estimated Accounts Receivable shown on Schedule 4.19 as of the Effective Date (by account debtor) and the Accounts Receivable included in the Final Working Capital (if different than the estimated Accounts Receivable shown on Schedule 4.19) than the represent the total consolidated Accounts Receivable of the Division on the Effective Date incurred in the ordinary course of business after deducting a reasonable allowance for doubtful accounts and uncollected finance charges in amounts consistent with past practices of the Division, and are owing and fully collectible by the Division within one hundred fifty (150) days of the Closing Date without set-off, reserve or counterclaim except to the extent the debt has been properly allowed for as a doubtful account. Notwithstanding any provision of this Agreement to the contrary, Buyer’s sole remedies for breach of this Section 4.19 shall be, without duplication, payments in respect of any adjustment to Purchase Price based on Working Capital pursuant to Section 3.4, and the remedy provided in Section 13.4 hereof.

4.20. Intentionally Omitted.

4.21. Title to Property and Assets.

4.21.1. Schedule 4.21.1 accurately identifies all Specified Assets that are being leased or licensed to the Division.

4.21.2. Except as set forth on Schedule 4.21.1, the Specified Assets are owned by the Division free and clear of all mortgages, loans and Encumbrances, except (i) for statutory liens for the payment of current taxes that are not yet delinquent, and (ii) for Encumbrances and security interests that arise in the ordinary course of business, none of which, individually or in the aggregate, impair the Division’s ownership or use of such property or Assets. With respect to the property and Specified Assets and Shared Assets it leases, the Division is in compliance with such leases and holds a valid leasehold interest free of any Encumbrances, subject to clauses (i) and (ii) above which do not, individually or in the aggregate, impair such leasehold rights.

4.21.3. Other than the Specified Assets and Shared Assets, no other Assets are necessary to operate, or are material to or are used in, the operation of, the Division or the Business.

4.21.4. All assets material to or used in the operations of the Division or the Business, but also used by other businesses of the Seller (“Shared Assets”) are accurately identified and described on Schedule 4.21.4.

4.22. Insurance.

The Division has in full force and effect Insurance Policies as described in Schedule 4.22. The Division is not in default with respect to its obligations under any Insurance Policy maintained by it, and the Division has not been denied insurance coverage. No notice of cancellation or non-renewal has been furnished to the Division and no cancellation or non-renewal has been threatened or contemplated with respect to any such Insurance Policy.

4.23. Employee Benefits.

4.23.1. Schedule 4.23.1 contains a complete and correct list of each Seller Employee Benefit Plan that the Division maintains, to which the Division contributes or has any obligation to contribute, or with respect to which the Division has any Obligations. Schedule 4.23.1 identifies all such Seller Employee Benefit Plans that are Welfare Plans and provide for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except coverage or benefits required by Part 6 of Title I of ERISA or Section 4980B of the Code if paid 100% by the participant or beneficiary. No Seller Employee Benefit Plan is a plan subject to Title IV of ERISA. None of the Seller or its ERISA Affiliates has or had after September 25, 1980, an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) or ERISA or a “multiple employer plan” subject to Code Section 413(c).

4.23.2. Except as set forth on Schedule 4.23.2:

(a) True, complete and correct copies of the following documents, with respect to each of such Seller Employee Benefit Plans, have been delivered to the Buyer: (A) all plan documents, including trust agreements, insurance policies and service agreements, and amendments thereto, (B) Form 5500’s and any financial statements attached thereto, for the years ended December 31, 2004 and December 31, 2005 and the “top hat” notice filed with the Department of Labor with respect to any applicable Employee Pension Plan, (C) the last Internal Revenue Service determination letter and the application and supporting documentation and correspondence submitted to the Internal Revenue Service with respect thereto, (D) summary plan descriptions, (E) the most recent actuarial report, (F) the most recent nondiscrimination, top heavy and maximum contribution testing results , and (G) written descriptions of all non-written agreements relating to any such plan;

(b) Each such Seller Employee Benefit Plan conforms in all material respects with all applicable provisions of ERISA, the Code and any other applicable laws (including the rules and regulations thereunder);

(c) Each such Seller Employee Benefit Plan intended to qualify under Section 401 of the Code is so qualified in form and all trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, nothing has occurred with respect to the operation of such plans which reasonably could be expected to cause the loss of such qualification or exemption or the imposition of any lien, penalty or tax under ERISA or the Code, and neither the Seller nor its ERISA Affiliates have received any material adverse notice (including, without limitation, any notice of audit, investigation, penalty, liability for non-payment of Tax or other noncompliance) concerning a Seller Employee Benefit Plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the four years preceding the date of this Agreement;

(d) There are no pending, or to the Seller’s knowledge or the knowledge of any ERISA Affiliate, threatened, Proceedings asserted or instituted by or against any Seller Employee Benefit Plan, the assets of any of the trusts under such plan or by or against the plan sponsor, plan administrator, or any fiduciary thereof (other than routine benefit claims) and to the Seller’s knowledge or the knowledge of any ERISA Affiliate, there exist no facts that could form the basis for any such Proceeding;

(e) Except as set forth on Schedule 4.23.2, each such Seller Employee Benefit Plan has been maintained in all material respects in accordance with its plan documents and with all applicable provisions of the Code and ERISA (including the rules and regulations thereunder) and other applicable law, and none of Seller, or any ERISA Affiliate, any other “party in interest” or “disqualified person” with respect to the Seller Employee Benefit Plans has engaged in any “prohibited transaction” within the meaning of Section 4975 of the code or Title I, Part 4 of ERISA;

(f) No Seller Employee Benefit Plan contains any provision that would prohibit the transactions contemplated by this Agreement or which would give rise to any accelerated vesting, severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement and, as of the Closing Date, no payment that is owed by or may become due from the Seller to any director, officer, employee or agent of the Seller or any ERISA Affiliate will be non-deductible by the Buyer by reason of Section 280G of the Code.

(g) Except as set forth in Schedule 4.23.2, the Division has no actual or contingent liability with respect to any Seller Employee Benefit Plan maintained by any ERISA Affiliate;

(h) Except to the extent advance notice may be required by applicable law, each such Seller Employee Benefit Plan (including without limitation each plan covering retirees of the Seller, the Division or an ERISA Affiliate or the beneficiaries of such retirees) may be terminated or amended by its sponsoring employer in any manner and at any time, without the consent of and without any further liability to its participants or beneficiaries for benefits that may be accrued or expenses that may be incurred after the date of such termination or amendment; and

(i) The Seller has not prepaid or pre-funded any such Seller Welfare Plan through a trust, reserve, premium stabilization or similar account, other than pursuant to an insurance contract which does not include a “fund” as defined in Sections

419(e)(3) and (4) of the Code; neither the Seller nor any ERISA Affiliate has ever established or maintained a voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code, whose members include or included current or former employees of the Seller or any ERISA Affiliate. With respect to such Seller Employee Benefit Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date.

4.24. Employees, Labor Agreements and Actions.

4.24.1. Schedule 4.24.1 contains an accurate and complete list of all of the employees, independent contractors, consultants and agents of the Division (“Employees”) (including any Employee of the Division who is on a leave of absence or on layoff status) and (a) their titles or responsibilities; (b) their dates of hire; (c) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (d) any specific bonus, commission or incentive plans or agreements for or with them; (e) the Employee Benefit Plans in which they participate; (f) any Permit that is held by them and required in connection with the Business; (g) any outstanding loans or advances made to them; and (h) the location at which such Employee is employed and the employer of such Employee. Except as disclosed in Schedule 4.24.1, since June 30, 2005, no material alterations have been made in the terms of employment or conditions of service of any Employee or in the pension or other benefits of any Employee or any past officer or employee of the Division or any of their dependents and no Employee has been dismissed from the Division and no Employee has resigned from the Division claiming that he or she has been constructively dismissed. No Person is employed or engaged in the Business or the Division (whether under a Contract of employment or Contract for services or otherwise) other than the Employees listed on Schedule 4.24.1. Since February 1, 2006, no alteration or change to any Employee’s compensation, except in the ordinary course of business consistent with past practice.

4.24.2. Except for any limitations of general application which may be imposed under applicable employment Laws, the Division has the right to terminate the employment of each of the Employees at will and without payment to such Employee other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the Division’s disclosed severance pay policy.

4.24.3. The Division is in compliance with all Laws relating to employment practices except where the failure to comply would not cause a Material Adverse Change. The Seller has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former Employees of the Division and has disclosed copies of all employment Contracts and Contracts for services.

4.24.4. The Division has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of the Division.

4.24.5. Since the formation date of the Seller, the Division has not experienced any labor problem that was or is material to it.

4.24.6. Except as set forth on Schedule 4.24.6, to the knowledge of the Seller: (i) no Employee has received an offer to join a business that may be competitive with the Business; and (ii) no Employee is a party to or are bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such Employee of any of his duties or responsibilities as an Employee of the Division, or (B) the Business.

4.24.7. Except as set forth in Schedule 4.24.1, the Seller is not aware that any Employee of the Division intends to terminate employment with the Division, nor does the Seller have a present intention to terminate the employment of any Employee except in connection with the sale of the Business as contemplated by this Agreement. Except as set forth on Schedule 4.24.7, the Division is not a party to or bound by any currently effective employment Contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Division has complied with all applicable state and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Division is not aware that it has any union organization activities, threatened or actual strikes or work stoppages.

4.24.8. Except as set forth on Schedule 4.24.8, there is no Person previously employed by the Division who now has or may in the future have a right to return to work (whether for reasons connected with maternity leave, parental leave or absence by reason of illness or incapacity or otherwise) or a right to be instated or re-engaged in the Business or to any other compensation.

4.24.9. Except as set forth in Schedule 4.24.9, there are no amounts outstanding or promised to any of the Employees and no liability has been incurred by the Division which remains undischarged for breach of any Contract of employment or for services or for redundancy payments (including protective awards) or for compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, sex, race or disability discrimination or otherwise and no order has been made at any time for the reinstatement or re-engagement of any of the Employees or any Person formerly employed or engaged in the Business.

4.24.10. Except as set forth in Schedule 4.7, there is no claim, litigation, grievance, arbitration, action or dispute existing or, to the Seller’s knowledge, threatened or anticipated in respect of or concerning any of the Employees and there are no acts or omissions by the Division in relation to any of the Employees which could give rise to a successful claim against the Division or the Buyer.

4.24.11. To the knowledge of the Seller, none of the Division’s executive officers, and none of the Division’s other Employees, is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Division or that would conflict with the Business as presently conducted and as presently proposed to be conducted by Seller. Except as set forth in Schedule 4.5.2, to the knowledge of the Seller, neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the carrying on of the Business by the Employees of the Division, nor the conduct of the Business as presently conducted, will conflict with or result in a breach of terms, conditions or provisions of, or constitute a default under, any Contract, covenant or instrument under which any of such Employees are now obligated.

4.25. Complaints.

Since June 30, 2005, the Division has received no complaints concerning its services that taken individually or together would constitute a Material Adverse Change.

4.26. Marketing Rights.

Except as set forth on Schedule 4.26, the Division has not granted rights to license, distribute, market or sell the Division’s services to any Person and is not bound by any agreement that affects the Division’s exclusive right to distribute, market or sell its products and services.

4.27. Real Property.

The Division does not own any Real Property. Schedule 4.27 contains an accurate and complete list of all Real Property leased or occupied by the Division. All Real Property under lease to or otherwise used by the Division in connection with the Business (the “Seller’s Real Property”) is in good condition, ordinary wear and tear excepted, and is sufficient for the Division’s current operations. To the Seller’s Knowledge, neither the Seller’s Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice or threat from any lessor, Governmental Body or other Person has been received by the Division claiming any violation of, or breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. To the knowledge of Seller, no Proceedings are pending which would affect the zoning or use of any of the Seller’s Real Property. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of Seller’s Real Property at normal and customary rates, and are adequate to serve Seller’s Real Property for the Division’s current use thereof.

4.28. Questionable Payments.

Neither the Division, nor to the Seller’s knowledge, any of the current or former shareholders, equity holders, directors, managers, executives, officers, representatives, agents or employees of the Division (when acting in such capacity or otherwise on behalf of the Division or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (d) has made any false or fictitious entries on the books and records of the Seller; (e) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Division; or (f) has made any material favor or gift that is not deductible for Tax purposes using corporate funds or otherwise on behalf of the Division.

4.29. Solvency.

4.29.1. The Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated herein. As used in this section, “insolvent” means that the sum of the debts and other probable Obligations of the Seller exceeds the present fair saleable value of the Seller’s assets as a going concern.

4.29.2. Immediately after giving effect to the consummation of the transactions contemplated herein: (i) the Seller will be able to pay its Obligations as they become due in the usual course of its business; (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) the Seller will have assets (calculated at fair market value as a going concern) that exceed its Obligations.

4.30. Clients and Suppliers.

Except as set forth on Schedule 4.30, during the six (6) month period prior to the Closing Date, the Seller has not experienced termination of any relationships with its clients or suppliers of the Division. Except as set forth on Schedule 4.30, Seller is not aware of any fact, circumstance or event with respect to any client or supplier relationship that has resulted in or contributed to or would reasonably be expected to result in or contribute to, a termination or intention to terminate any such relationship, or a Proceeding against the Division or the Business.

5. Representations and Warranties of Buyer and Guarantor.

As a material inducement to the Seller to enter into this Agreement, knowing that Seller is relying thereon, and to carry out the transactions contemplated hereunder, Buyer and Guarantor represent and warrant and covenant with Seller, as follows:

5.1. Organization.

Buyer and Guarantor are corporations that are duly organized, validly existing and in good standing. Each of Buyer and Guarantor possess all required power and authority to own and operate its Assets, conduct its business as and where such business is presently conducted, and carry out the transactions contemplated by this Agreement.

5.2. Agreement.

Each of Buyer’s and Guarantor’s execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) has been duly authorized by all necessary actions by the board of directors of Buyer or Guarantor, as applicable; (b) does not constitute a violation of or default under the certificate of incorporation and bylaws of Buyer or Guarantor, as applicable; (c) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer or Guarantor is a party or by which Buyer or Guarantor is bound; (d) does not constitute a violation of any Law or Judgment that is applicable the businesses or Assets of Buyer or Guarantor, or to the transactions contemplated by this Agreement; and (e) does not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of Buyer and Guarantor, enforceable against each in accordance with its terms.

5.3. Suits and Proceedings.

There are no Proceedings pending, or, to the knowledge of the Buyer, threatened against Buyer or Guarantor in any court or before any arbitrator or mediator, or before any Government Body, which if adversely determined, could materially impair the ability of Buyer or Guarantor to perform its obligations hereunder. Furthermore, there exists no defaults under any applicable Judgment of any court or Government Body which could materially impair Buyer’s or Guarantor’s ability to perform its obligations hereunder.

5.4. Compliance with Laws.

Buyer and Guarantor is in material compliance with all Judgments and Permits of all Governmental Bodies which are applicable to the business of the Buyer and Guarantor.

6. Covenants of the Seller Prior to the Closing Date.

6.1. Conduct of Business of the Division Prior to the Closing Date.

6.1.1. Affirmative Covenants.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Seller shall:

(a) conduct the Business in the ordinary course in a manner consistent with past custom and practice (including, without limitation, develop new customer business in a manner consistent with past practice and maintain insurance on the Specified Assets as they are insured on the date hereof);

(b) maintain the Seller’s Real Property and other Specified Assets in good working condition (normal wear excepted);

(c) pay all accounts payable and collect all Accounts Receivable related to the Division in the ordinary course of business consistent with past custom and practice;

(d) Intentionally Omitted;

(e) notify the Buyer as soon as the Seller has determined that a representation or warranty contained in this Agreement is likely to or will be untrue or incorrect in any material respect, one or more of the conditions set forth in Section 8.1 will not be fulfilled prior to the Closing Date or any Material Adverse Change has occurred;

(f) take or cause to be taken all proper steps, actions and corporate proceedings to enable the Seller to vest good and marketable title in the Buyer to the Specified Assets, free and clear of all Encumbrances;

(g) perform and observe all the Division’s obligations (whether arising under common law, statute, equity or otherwise) under or in connection with the Contracts of employment of the Employees;

(h) pay the Employees all sums to which they are entitled up to and including the Closing Date (whether arising under common law, statute, equity or otherwise) including, without limitation, all wages and salaries, sick pay, maternity pay, any liability for taxation, accrued holiday or vacation pay, expenses, accrued bonus, commission and other sums payable in respect of any period up to the Closing Date;

(i) use reasonable efforts to maintain the Division’s Business and Employees, customers, Specified Assets and operations as an ongoing business and in accordance with past custom and practice; and

(j) use commercially reasonable efforts to secure any consents required for the assignment to the Buyer of all Contracts that are identified in Schedule 4.10.2(b).

6.1.2. Negative Covenants.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Seller shall not:

(a) sell, transfer, or otherwise dispose of any of the equity interests of the Seller or issue any units of equity interests of the Seller;

(b) pay any dividend or make any similar distribution or redeem, purchase, or otherwise acquire, directly or indirectly, any of the Seller’s equity interests;

(c) sell, transfer, or otherwise dispose of any of the Intangibles or other Assets of the Division (other than in the ordinary course of business consistent with past custom and practice);

(d) Intentionally Omitted;

(e) grant any increase in the compensation or benefits of any Employee of the Division (other than in the ordinary course of business in accordance with past custom and practice);

(f) dismiss any of the Employees of the Division or engage or employ any Person in the Division other than the Employees without the Buyer’s prior written consent;

(g) alter in any particular way the terms and conditions (including current levels of wages, salary or holiday entitlement) upon which any Employee is employed without the Buyer’s prior written consent;

(h) enter into on behalf of the Division any transaction with any affiliate of the Seller (including, without limitation, its subsidiaries);

(i) grant recognition to a union or a collective bargaining representative; and

(j) commit or enter into any agreement to do any of the foregoing.

6.1.3. Access.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, the Seller shall provide the Buyer’s accounting, legal, lending and other representatives (upon reasonable notice and agreement and scheduled so as not to cause disruption to the business) access at reasonable times to the Division’s business locations, to the Division’s personnel familiar with the Business and to all items related to the Specified Assets and the Division’s personnel and affairs which are reasonably necessary to perform additional due diligence.

6.1.4. Exclusivity.

The Seller shall not (and will not permit any affiliate, employee, officer, director, manager, shareholder, security holder, agent or other Person acting on its behalf to) discuss or negotiate with any other Person a possible sale of all or any part of the Seller’s securities or the Division’s Assets, whether such transaction takes the form of a sale of equity interests, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sales of assets, or otherwise (an “Acquisition Proposal”), or provide any information to any other Person concerning the Division (other than information which the Seller provides to other Persons in the ordinary course of business consistent with past custom and practice, so long as the Seller has no reason to believe that the information may be utilized to evaluate an Acquisition Proposal). The Seller, and each affiliate, employee, officer, director, shareholder, agent, or other Person acting on its behalf, (a) does not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (other than with Buyer); (b) shall cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal, and (c) shall promptly notify the Buyer of any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto.

7. Closing.

The closing of the sale of the Specified Assets and assumption by the Buyer of the Specified Liabilities (the “Closing”) shall take place as of August 4, 2006 (the “Closing Date”) unless extended by the mutual consent of the Parties hereto, following the satisfaction or waiver of all conditions to the obligations of the Parties to this Agreement to consummate the transactions contemplated hereby as set forth in Section 8 (other than conditions with respect to actions to be taken at the Closing itself) at such time and place as the Parties mutually agree upon orally or in writing. The consummation of the transactions contemplated herein shall be retroactively effective as of August 1, 2006 at 12:01AM EST (the “Effective Date”).

8. Conditions Precedent to Closing.

8.1. Conditions Precedent to the Obligations of the Buyer.

The obligations of the Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by the Buyer at its sole option and which conditions are set out herein for the exclusive benefit of the Buyer):

8.1.1. Intentionally Omitted.

8.1.2. Representations and Warranties; Covenants.

Each of the representations and warranties of the Seller under this Agreement shall be true and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Seller shall have performed and complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.1.3. Recent Developments.

Since the date hereof, there shall be no fact or circumstance (individually or in the aggregate) which constitutes a Material Adverse Change.

8.1.4. Closing Certificate and Documents.

The Seller shall have executed and delivered a certificate, executed by an officer of the Seller, dated the Closing Date to the Buyer certifying to the fulfillment of the conditions set forth in subsection 8.1.2 and 8.1.3.

8.1.5. Incumbency Certificates.

The Seller shall have delivered a certificate of an officer of the Seller as to the incumbency and signatures of the officers executing this Agreement.

8.1.6. Resolutions.

The Seller shall have delivered copies of the resolutions duly adopted by the sole member of the Seller authorizing the Seller to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

8.1.7. Good Standing.

The Seller shall have delivered good standing certificates for the Seller, dated no earlier than ten days before the date of the date hereof, from the Seller’s jurisdiction of incorporation, and from each other jurisdiction in which Seller is qualified or registered to do business as a foreign Entity.

8.1.8. Employment Agreements with the Key Employee.

Shawn Brenner (the “Key Employee”) shall have delivered an executed employment agreement with the Buyer, which shall be substantially in the form attached as Exhibit 8.1.8.

8.1.9. Escrow Agreement.

Pursuant to Section 3.1.2, the Seller shall have delivered an executed escrow agreement, which shall be substantially in the form attached as Exhibit 8.1.9.

8.1.10. Opinion of Counsel.

An opinion of counsel to the Seller addressed to the Buyer in a form satisfactory to the Buyer.

8.1.11. Third Party Consents.

All consents, approvals and notifications specifically set forth in Schedule 4.5.1 of the Disclosure Schedules as consents, approvals or notifications to be obtained or given prior to the Closing shall have been obtained or given.

8.1.12. Release of Encumbrances.

The Seller shall have obtained a discharge or release of all Encumbrances over or otherwise affecting any of the Specified Assets, and evidence of such discharge or release shall be delivered to the Buyer at Closing.

8.1.13. Bill of Sale, Assignment and Assumption Agreement; Other Documents.

The Buyer shall have received a Bill of Sale, Assignment and Assumption Agreement in form and substance reasonably acceptable to the Buyer and such other documents and instruments as the Buyer or its counsel may reasonably request.

8.1.14. Intellectual Property Rights.

The Seller shall have entered into and delivered separate instruments of transfer for all Specified Assets constituting Intellectual Property Rights in a form reasonably satisfactory to the Buyer.

8.1.15. Lease Matters.

The Buyer shall have received assignments, subleases and waiver/estoppel certificates executed by the Seller and/or each landlord with respect to Seller’s Real Property described on Schedule 8.1.15 (the “Assigned or Sublet Leaseholds”).

8.1.16. Name License.

The Seller shall have entered into a license agreement (“Name License”) with respect to the fictitious names “Innovative Employment Solutions,” “Ross Innovative Employment Solutions” and “Ross IES” with respect to the Business, in a form reasonably satisfactory to the Buyer and the Seller.

8.1.17. Transition Services Agreement. The Seller shall have delivered an executed Transition Services Agreement which shall be substantially in the form attached at Exhibit 8.1.17.

8.1.18. Paul Mitchell Restrictive Covenant Agreement. Paul Mitchell, a significant stockholder of the Seller, shall have delivered an executed restrictive covenant agreement to the benefit of the Buyer and the Guarantor, in a form reasonably satisfactory to Buyer and Paul Mitchell.

8.1.19. Other Documents.

All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2. Conditions Precedent to the Obligations of the Seller.

The obligations of the Seller to proceed with the Closing hereunder are subject to the fulfillment prior to the Closing of the following conditions (any one or more or which may be waived in whole or in part by the Seller at its sole option and which conditions are set out herein for the exclusive benefit of the Seller):

8.2.1. Representations and Warranties; Covenants.

Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and with reference to such date. The Buyer shall have performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

8.2.2. Closing Certificate.

The Buyer shall have furnished to the Seller a certificate of one of its officers, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subsection 8.2.1.

8.2.3. Purchase Price.

Payment of the Purchase Price in accordance with Section 3.

8.2.4. Bill of Sale, Assignment and Assumption Agreement; Other Documents.

The Seller shall have received a Bill of Sale, Assignment and Assumption Agreement in form and substance reasonably acceptable to the Seller.

8.2.5. Escrow Agreement.

Pursuant to Section 3.1.2, the Buyer shall have delivered an executed escrow agreement, which shall be substantially in the form attached as Exhibit 8.1.9.

8.2.6. Third Party Consents.

All consents, approvals and notifications specifically set forth in Schedule 4.5.1 of the Disclosure Schedules as consents, approvals or notifications to be obtained or given prior to the Closing shall have been obtained or given.

8.2.7. Incumbency Certificates.

Each of the Buyer and the Guarantor shall have furnished a certificate of secretary of such Party as to the incumbency and signatures of the officers of such Party executing this Agreement.

8.2.8. Resolutions.

The Buyer shall have furnished copies of the resolutions duly adopted by the board of directors of Buyer, authorizing Buyer to enter into and perform this Agreement and of resolutions duly adopted by the board of directors of the Guarantor authorizing the Guarantor to enter into and perform this Agreement, each certified by proper officers as in full force and effect on and as of the date of the date hereof.

8.2.9. Good Standing.

The Buyer shall have furnished a good standing certificate for each of Buyer and the Guarantor from their respective jurisdictions of organization, dated no earlier than ten days before the date of the date hereof.

8.2.10. Employment Agreement with Key Employee.

The Buyer shall have delivered an executed employment agreement with the Key Employee which shall be substantially the form attached as Exhibit 8.1.8.

8.2.11. Lease Matters.

The Seller shall have received assignments, subleases and waiver/estoppel certificates, executed by the Buyer and/or each Landlord, as applicable, with respect to the Assigned or Sublet Leaseholds.

8.2.12. Name License.

The Buyer shall have delivered an executed Name License.

8.2.13. Transition Services Agreement.

The Buyer shall have delivered an executed Transition Services Agreement (as described in Section 8.1.17).

8.2.14. Other Documents.

All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

9. Certain Continuing Obligations.

9.1. Transition and Cooperation.

From and after the Closing Date, (a) the Seller shall fully cooperate to transfer to Buyer the control and enjoyment of the Business and the Specified Assets including, without limitation, the fictitious name “Innovative Employment Solutions”; (b) the Seller shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyer of the Business and the Specified Assets; (c) the Seller shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by any of them or found to be in their possession which pertain to the Business or the Specified Assets (other than the Seller’s corporate minute books, stock books and related organizational documents). Pending the Closing, Seller and Buyer shall take all actions reasonably practicable to meet the conditions of the Closing set forth in Section 8.

9.2. Use of Names.

After the Closing Date, the Seller shall not use any corporate name, fictitious name, product name or other name used by the Division at any time on or before the date hereof and included in the Specified Assets, except as may be absolutely necessary to perform their obligations hereunder as agreed upon by the Buyer in writing in advance. Upon Buyer’s request, the Seller shall promptly sign all Consents and other documents that may be necessary to allow Buyer to use or appropriate the use of any name used by the Division at any time on or before the Closing Date and included in the Specified Assets. Notwithstanding the foregoing, the Parties agree that the name “Ross” and variations thereof constitute Excluded Assets, and use thereof by Buyer shall only be as permitted by the Name License.

9.3. Further Assurances.

At any time and from time to time after the date hereof, at the other Party’s request and expense, and without further consideration, each Party shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions (including the sharing of relevant documents and other information as provided in Section 9.6), as such Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement including without limitation (i) obtaining all renewals and consents to assignment of Customer Contracts for 2006/2007 which are not obtained prior to the Closing Date and (ii) filing all cost reports and other filings required to be made with any Governmental Body for time periods prior to Closing. Without limiting the generality of the foregoing, the Seller shall timely file all Tax returns and reports required to be filed with respect to the Specified Assets, the Business and operations of the Division for all periods ending on or before the Closing Date.

9.4. Taxes.

9.4.1. Notwithstanding any other provisions of this Agreement to the contrary, the Seller shall pay all sales, use, transfer and similar Taxes, if any, required to be paid in connection with the transactions contemplated by this Agreement.

9.4.2. Pursuant to Rev. Proc. 2004-53, 2004-34 I.R. B. 320, provided that the Seller provides Buyer with all necessary payroll records for the calendar year which includes the Closing Date, the Buyer has the right to elect to furnish a Form W-2 (the “Form W-2”) to each employee employed by the Buyer who had been employed by the Division, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom, in which case the Buyer and not the Seller shall file the Form W-2. The Buyer shall notify the Seller within 30 days following the Closing Date as to whether the Buyer has elected to exercise its rights under this Section 9.4. If the Buyer determines not to elect to exercise such rights, the Seller shall remain responsible for furnishing the Form W-2 for each such employee.

9.4.3. The Seller shall retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which Seller or the Division has participated.

9.5. Access to Seller’s Former Employees.

From and after the Closing Date and upon the Seller’s demonstration to the Buyer that the information or access sought is reasonably necessary and cannot reasonably be obtained through other means, the Buyer shall afford to the Seller, its officers, counsel, accountants and other authorized representatives access to the Buyer’s employees who formerly were employed by the Seller, in connection with any claim, action, litigation, program review, audit or other proceeding involving the Seller (other than any such claim, action, litigation or proceeding arising under this Agreement in which the Buyer and the Seller or any of their affiliates are adverse parties). The Seller acknowledges that the Buyer has no obligations pursuant to this Section 9.5 to the extent such the Buyer employees fail (fully or partially) to cooperate. Unless the Buyer otherwise consents (which consent shall not be unreasonably withheld), all such access shall take place only at a time and place to be designated by the Buyer, during normal business hours, and in a manner designed to minimize any interference with the operation of the Business. The Seller and the Seller’s representatives shall execute non-disclosure agreements for the benefit of the Buyer to the extent reasonably deemed necessary by the Buyer.

9.6. Access and Maintenance of Records.

From and after the Closing Date, each Party shall afford to other Party, its officers, counsel, accountants and other authorized representatives, reasonable access to the Division’s books and records related to periods prior to the Closing Date during normal business hours and upon reasonable notice from either party, as reasonably required by a requesting Party in connection with (i) performance by Seller of any of the Seller’s obligations with respect to any liabilities related to the Assets other than the Specified Liabilities with respect thereto, and with respect to the Buyer, performance of the Specified Liabilities, (ii) any claim, action, litigation, program review, audit or other proceeding involving a requesting Party (other than any such claim, action, litigation, program review, audit or proceeding arising under this Agreement or otherwise in which requesting Parting and other Party or any of their affiliates are adverse parties) relating to the Business, (iii) either Party’s preparation of its financial statements and tax returns (iv) obtaining renewals and consents to assignments to Customer Contracts for 2006/2007 which are not obtained prior to the Closing and (v) filing cost reports and other filings required to be made with any Governmental Body for time periods prior to Closing. The requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for requesting Party’s use in connection with the foregoing.

9.7. Employees of the Division.

The Buyer shall offer employment (contingent upon the Buyer’s normal hiring criteria and eligibility procedures being satisfied), effective as of and subject to the Closing, to all employees of the Seller who are known by the Buyer to be employed by the Seller in the Business immediately prior to the Closing (all such persons to be offered employment by the Buyer being hereinafter referred to as the “Applicable Employees”) other than those Employees of the Seller listed on Schedule 9.7 attached hereto. Upon the Closing, the Seller shall release from employment all Employees of the Seller who have accepted an employment offer from the Buyer. Upon the Closing, the Buyer shall employ each Applicable Employee accepting employment by Buyer at a base salary not less than, and with employee benefits comparable to similarly situated employees of the Buyer (except for bonus arrangements or equity arrangements with such Applicable Employees). Without limiting the foregoing, from and after the Closing, each Applicable Employee shall be eligible for participation in the Employee Benefit Plans maintained by the Buyer and as in effect from time to time (the “Buyer Plans”) The Applicable Employees shall be subject to any eligibility conditions contained in the Buyer Plans (but shall not be subject to any waiting period to participate in any health benefit programs or excluded therefrom as a result of any pre-existing condition). Each Applicable Employee shall receive credit for past service to the Seller for the purposes of satisfying any eligibility requirements and vesting requirements of the Buyer Plans. The Buyer shall not adopt, sponsor, maintain, contribute to or be obligated to contribute to any Employee Benefit Plan of the Seller (“Seller Employee Benefit Plan”). All Applicable Employees shall be fully vested in all of their respective earned or accrued benefits under the Seller Employee Benefit Plans as of the Closing Date. Seller shall indemnify and hold harmless the Buyer with respect to any obligation arising under or relating to any Seller Employee Benefit Plan. With respect to employees of the Division who elect not to accept employment by the Buyer at Closing, the Seller shall be responsible for and shall pay all wages, salaries, and benefits owing or payable to such employees according to the Seller’s policies or as required by Law through the Closing Date and shall be responsible for remitting all Taxes with respect to such payments to each applicable Government Body.

9.8. Performance of Specified Liabilities.

Until such time as the Seller has been released or discharged with respect to such Specified Liabilities under the Assumed Specified Contracts, the Buyer shall provide the Seller with prompt notice of any assertion with respect to any such Specified Liability with respect to any Assumed Specified Contract of any alleged default, breach or other violation by the Buyer of any term, condition or covenant of such obligations.

9.9. Detroit Matter.

The Seller agrees to use its best efforts to perform its obligations under the Settlement Agreement with the City of Detroit which is described on Schedule 4.4.1 (“Detroit Matter”). The Seller agrees that if (x) the City of Detroit makes a written claim or notice of non-compliance or non-performance with respect to such Settlement Agreement or (y) makes a written claim for Seller to pay the full amount of the outstanding financial obligation under such Settlement Agreement, Seller shall promptly, and no later than five (5) business days after such notice or claim, pay such outstanding financial obligation in full; provided the Seller’s obligation under this Section 9.9 shall not exceed its financial obligation under the terms of such Settlement Agreement. Neither the City of Detroit nor any third party shall be a third party beneficiary of this Section 9.9.

9.10. Non-Assignable Assets.

9.10.1. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, sales order, purchaser order or other agreement (collectively, for purposes of this Section 9.10, each of the foregoing is referred to as an “agreement”), or any claim or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer thereunder (the “Non-Assignable Assets”).

9.10.2. The Seller shall, if requested by the Buyer after the Closing Date, use its commercially reasonable efforts to cooperate with the Buyer to obtain any such consent contemplated by Section 9.10.1 above. If any such consent is not obtained, or if any attempted assignment thereof would be ineffective or would affect the rights of any of the Seller thereunder such that the Buyer would not in fact receive all such rights, on and after the Closing Date, each such Non-Assignable Asset shall be held by the Seller in trust for the Buyer, and the Seller shall use commercially reasonable efforts to cooperate with the Buyer, and the Buyer shall use commercially reasonable efforts to cooperate with the Seller, to provide for the benefits and obligations under any such agreement to the Buyer as if the necessary consents had been obtained and such agreements had been assigned to the Buyer, including, without limitation, enforcement for the benefit of the Buyer of any and all rights of any of the Buyer against the other party thereto arising out of the breach, wrongful termination or cancellation of such agreement by such other party. The Seller will take or cause to be taken such action in the Seller’s name or otherwise as the Buyer may reasonably request, at the Buyer’s sole cost and expense, so as to provide the Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and the Seller shall promptly pay over to the Buyer all money or other consideration received by Seller in respect of Non-Assignable Assets. As and from the Closing Date, the Seller authorizes the Buyer and the Buyer covenants and agrees, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at the sole cost and expense of Buyer, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets.

9.10.3. Notwithstanding the foregoing, this Agreement shall not constitute an agreement by the Seller to assign or delegate, or by the Buyer to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person would constitute a breach thereof unless and until such consent is obtained. In clarification of the intent of the Parties with respect to any Non-Assignable Assets, the Parties hereby confirm that with respect to any Non-Assignable Assets for which the requirement of consent of a third party is disclosed on Schedule 4.5.1 (including any such consents applicable to Customer Contracts), in the event the Buyer elects to proceed with the Closing notwithstanding that a required consent with respect to assignment of such Non-Assignable Asset has not been obtained (thus waiving the conditions to Closing with respect to such Non-Assignable Asset set forth in Section 8.1.11), the parties shall cooperate and take such commercially reasonable actions to provide that the Buyer shall be the beneficiary of the economic benefits and shall bear the economic burdens of performance of the obligations and liabilities with respect to such Non-Assignable Asset from and after the Closing (subject to performance by the Seller of its obligations pursuant to this Section 9.10). The foregoing shall in no manner limit the rights of the Buyer to bring a claim for Buyer Damages against the Seller for breach of representations, warranties, covenants or other agreements under this Agreement.

9.11. Interim Period Adjustments and Related Matters.

9.11.1. Within twenty (20) days of the end of the last day of the month during which the Closing Date occurs, the Seller shall provide the Buyer a report which shall specify (i) any and all cash and payments, from any source, received by the Seller and any and all cash and payments, from any source, received by Seller with respect to the Business during the period from the Effective Date to the Closing Date, inclusive, and (ii) any and all payments made by the Seller for costs and expenses with respect to the Business (in the ordinary course consistent with past practice), during the period from the Effective Date to the Closing Date, inclusive. If the total in (i) above is greater than the total in (ii) above,

Seller shall pay to the Buyer the amount of such difference. If the total in (ii) above is greater than the total in (i) above, Buyer shall pay to the Seller the amount of the such difference. Buyer shall have a ten (10) day period to review each such report and during such period Buyer shall be permitted, at reasonable times and upon reasonable notice, to examine the financial books and records of the Seller related to the Division and pertaining to such reports. If Buyer does not object to the interim period true-up report within the ten (10) day review period, Seller’s interim period true-up report shall be final, conclusive and binding upon the parties. Any payments made under this Section 9.11 shall be made in immediately available funds and payment shall be made within three (3) business days of a final determination of such interim period true-up. Any disputes between Buyer and Seller with respect to the interim period true-up report shall be resolved by the Accounting Firm pursuant to the procedures set forth in Section 3.4.

9.11.2. The Parties acknowledge and agree that any revenues or expenses (in the ordinary course of business consistent with past practice) with respect to the Division that accrue during the period from the Effective Date to the Closing Date, inclusive, shall constitute Specified Assets and Specified Liabilities, as applicable. Such expenses shall include accrued payroll expense, accrued vacation, accrued rents and similar accrued expenses.

10. Restrictive Covenants of the Seller.

10.1. Certain Acknowledgements.

The Seller expressly acknowledges that:

(a) the Division’s Business is competitive and its market is throughout North America;

(b) the Buyer expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its technology, products and services;

(c) the covenants of this Section 10 (the “Covenants”) are a material part of the agreement among the Parties hereto and are an integral part of the obligations of the Seller hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the Buyer.

10.2. Nondisclosure Covenants.

At all times after the date hereof, except with Buyer’s prior written consent, or except in connection with the proper performance of services for the Buyer, the Seller shall not, directly or indirectly, in any capacity:

(a) communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the Buyer or concerning any of its Business, Assets or financial condition, no matter when or how such knowledge or information was acquired including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer Contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering services, and service development projects and strategies; (iv) designs, concepts, know-how, user manuals, technical manuals and other documentation for computer systems, communications networks and related technologies; (v) employment and payroll records; (vi) forecasts, budgets, acquisition models and other nonpublic financial information; and (vii) expansion plans, management policies, methods of operation, information about possible acquisitions or divestitures and other business and acquisition strategies and policies; or

(b) disclose, use or refer to any proprietary technology, products or services or other confidential or proprietary knowledge or information of the Buyer, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the Buyer including the purposes of designing, developing, marketing and/or selling any technology, products or services that are similar to or competitive with any proprietary technology, products or services of the Buyer.

10.3. Non-Competition and Non-Solicitation Covenants.

During the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof (the “Restricted Period”); except with the Buyer’s prior written consent, the Seller shall not, directly or indirectly, in any capacity, at any location throughout North America:

(a) (i) Engage in a Competitive Business; (ii) render any services to a Competitive Business; or (iii) become interested in any Competitive Business as a partner, equity owner, shareholder, principal, employee, lender, agent, trustee, consultant or in any other similar relationship or capacity; provided, however, that notwithstanding the above, the Seller may own, directly or indirectly, solely as an investment, securities of any Entity which is traded on any national securities exchange or NASDAQ if the Seller (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such person. “Competitive Business” shall mean any Person, other than the Buyer, that is providing services similar to, or competitive with, those services that the Seller is providing (or has plans to provide as of the Closing Date) in connection with the Division or the Business. The Buyer hereby acknowledges and agrees that services provided by the Seller to customers of the Division involving the provision of accredited educational programs through its Ross schools which do not constitute the Business do not constitute a Competitive Business.

(b) Knowingly communicate with (with respect to employment), hire, solicit or encourage to leave the Buyer’s employment, any individual who at that time either is employed by the Buyer or has been employed by the Buyer within the preceding one (1) year in connection with the Business. If during the Restricted Period any such individual accepts employment with any person, company, employer or other Entity of which the Seller or any of its officers or directors is an officer, director, employee, partner, shareholder (other than of less than 2% of the stock in a publicly traded company) or joint venturer, it will be presumed that the such individual was hired in violation of this provision (“Presumption”). This Presumption may be overcome by the Seller showing by a preponderance of the evidence that the Seller or any of its officers or directors were not directly or indirectly involved in hiring, soliciting or encouraging such individual to leave employment with the Buyer; or

(c) Solicit, encourage or attempt to persuade any person or Entity that was a consultant, vendor, acquisition target, supplier, client or customer with the Buyer in connection with the Business within the preceding two (2) years to terminate or modify its relationship with the Buyer in connection with the Business or to in any manner interfere with such relationship; or

(d) Sell or otherwise provide, or solicit for the purposes of selling or otherwise providing services or products that are a Competitive Business to any person or Entity that has within the preceding one (1) year purchased any such services or products from the Division or the Buyer.

10.4. Certain Exclusions.

For purposes of this Section 10, confidential and proprietary knowledge and information of the Buyer shall not include any knowledge and information that is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 10.

10.5. Enforcement of Covenants.

The Seller expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the Covenants, and that any breach of any of the Covenants will result in irreparable injury to the Buyer for which money damages could not adequately compensate. If a breach of the Covenants occurs, the Buyer shall be entitled, in addition to all other rights and remedies that the Buyer may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Seller and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that the Seller or any such other Person may have against any member of the Buyer shall not constitute a defense or bar to the enforcement of any of the Covenants. If the Buyer must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

10.6. Scope of Covenants.

If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

11. Indemnification.

11.1. Indemnification by the Seller.

(a) The Seller shall indemnify, defend, save and hold the Buyer and its officers, directors, shareholders, employees, agents, representatives and affiliates (collectively, the “Buyer Indemnitees”) harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, net of receipt of insurance or other proceeds (net of any expenses to obtain recovery and retroactive adjustment or other reimbursement to the insurer or third party payor in respect to such payment) (collectively, the “Buyer Damages”), asserted against, imposed upon or resulting to or incurred by any of the Buyer Indemnitees resulting from or in connection with:

(i) a breach of any of the representations and warranties made by the Seller in this Agreement, the Disclosure Schedules, the exhibits, certificates or other closing documents delivered by the Seller pursuant to this Agreement, or in any other certificate furnished pursuant hereto by the Seller; provided that the Parties agree that (A) any Buyer Damages for a breach of Section 4.12.2 shall be determined and paid in accordance with Section 3.1.3 and 3.1.4 (but otherwise subject to the terms and provisions, including without limitation, the Cap (but not the Threshold), set forth in this Section 11), (B) any Buyer Damages for a breach of Section 4.19 shall be determined and paid in accordance with Section 13.4 (and not subject to the Seller Cap or the Threshold); and (C) that indemnification for any breach of Section 4.4.1 (Compliance with Laws) shall be determined without regard to any materiality or Material Adverse Change exceptions or qualifications stated therein; and (D) that indemnification for any breach of Section 4.28 (Questionable Payments) shall be determined without regard to any knowledge qualifications or exceptions stated therein.

(ii) any breach of any of the covenants or agreements made by the Seller in or pursuant to this Agreement;

(iii) the payment of any fees or expenses actually paid by the Buyer but payable by the Seller pursuant to the terms of this Agreement;

(iv) any Obligation (including any Obligation for Taxes) arising out of ownership or operation of the Specified Assets or the other Assets of the Division prior to the Closing Date (including Excluded Liabilities), other than the Specified Liabilities;

(v) any noncompliance with any “bulk sale” or fraudulent transfer law or similar law in respect of the transaction contemplated under this Agreement;

(vi) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement; and

(vii) any product or service produced or provided by the Division, to the extent provided prior to the Closing Date; and

(b) The potential pendency or availability of any insurance benefits arising from a coverage dispute shall not delay or reduce the obligation of the Seller to make payment to the Buyer Indemnitees in respect of such claims for Buyer Damages.

11.2. Indemnification by the Buyer and the Guarantor.

(a) The Buyer and the Guarantor shall, jointly and severally, indemnify, defend, save and hold the Seller and its officers, managers, members, employees, agents, representatives and affiliates (collectively, the “Seller Indemnitees”) harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys’ fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing net of receipt of insurance or other proceeds (net of any expenses to obtain recovery and retroactive adjustment or other reimbursement to the insurer or other payor in respect to such payment) (collectively, the “Seller Damages”) asserted against, imposed upon or resulting to or incurred by any Seller Indemnitees resulting from or in connection with:

(i) a breach of any of the representations and warranties made by the Buyer or the Guarantor in this Agreement, the Disclosure Schedules, the exhibits, certificates or other closing documents delivered by the Buyer or the Guarantor pursuant to this Agreement, or in any other certificate furnished pursuant hereto by the Buyer or the Guarantor;

(ii) a breach of any of the covenants or agreements made by the Buyer or the Guarantor in or pursuant to this Agreement;

(iii) the payment of any fees or expenses actually paid by the Seller but payable by the Buyer or the Guarantor pursuant to this Agreement;

(iv) the Specified Liabilities;

(v) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with the Buyer or the Guarantor (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement; and

(vi) any Obligation arising out of ownership or operation of the Specified Assets or the operations of the Business subsequent to the Closing Date.

(b) The potential pendency or availability of any insurance benefits arising from a coverage dispute shall not delay or reduce the obligation of the Buyer to make payment to the Seller Indemnitees in respect of such claims for Seller Damages.

11.3. Setoff.

In addition to all other rights and remedies that the Buyer Indemnitees and the Seller Indemnitees (each, an “Indemnitee”) may have, the Indemnitee shall have the right to setoff, against any amounts due to the Indemnitor, whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise, any sums for which the Indemnitee is entitled to indemnification under this Section 11. The Indemnitee’s rights to indemnification under this Section 11 shall not be in any manner limited by or to this right of setoff.

11.4. Notice of Claims.

If an Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred any Buyer Damages or Seller Damages, as the case may be (“Damages”), for which it is entitled to indemnification under this Section 11, or has discovered the liability, obligation or facts giving rise to such claim for indemnification, such Indemnified Party shall so notify the Party from whom indemnification is being claimed (the “Indemnifying Party”) in writing with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at Law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 11.4 shall not affect any of such party’s rights under this Section 11 except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnified Party.

11.5. Determination of a Claim.

After the expiration of a period of thirty (30) days following the time of delivery of the notice of claim described in Section 11.4 (a “Notice of Claim”) to the

Indemnifying Party, the Indemnified Party’s indemnification right shall be deemed perfected unless (a) any Indemnifying Party shall object in a written statement delivered to the Indemnified Party to the claims made in the Notice of Claim and (b) such statement shall have been delivered to the Indemnified Party prior to the expiration of such thirty (30) day period. Any indemnification claim that is deemed to be perfected under this Section 11.5 because the Indemnifying Party does not object thereto in the manner described in the preceding sentence is referred to herein as an “Agreed Claim.” For any indemnification claim by a Buyer Indemnitee that is deemed to be perfected under this Section 11.5, for which a Notice of Claim was delivered to the Indemnifying Party on or before the applicable time period specified, the Buyer may submit to the Indemnifying Party a certificate signed by an officer of the Buyer describing the Agreed Claim and certifying as to the Buyer’s entitlement to indemnification from Indemnifying Party with respect to such Agreed Claim.

11.6. Resolution of Conflicts.

If an Indemnifying Party shall object in writing to an exercise of an Indemnified Party’s rights in respect of any claim or claims made in any Notice of Claim, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims pursuant to Section 11 hereof within sixty (60) days after objection by the Indemnifying Party. If the Parties should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties (with a statement of the amount, if any, to be distributed to the Indemnified Party).

11.7. Third Party Claims.

The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing and reasonably acceptable to the Indemnified Parties, any third party claim, action or suit and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Parties advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Parties to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties. If the Indemnifying Party undertakes, conducts and controls the conduct and settlement of such action or suit, (a) the Indemnifying Party shall not thereby permit to exist any Encumbrance or other adverse charge upon any asset of the Indemnified Party, (b) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party, (c) the Indemnifying Party shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party’s sole expense, through counsel chosen by the Indemnified Party and (d) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages, including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

11.8. Limits on Indemnification.

The maximum aggregate liability that the Buyer, on one hand, and the Seller, on the other hand, shall have with respect to claims for indemnification under this Section 11 will be $720,000 with respect to the Buyer’s indemnification obligations (“Buyer Cap”) and the amount then available in the Escrow (the “Seller Cap”) with respect to the Seller’s indemnification obligations, other than with respect to indemnification matters relating to (a) (i) Section 4.14 (Taxes), (ii) Section 4.16 (Environmental Matters) including matters disclosed on Schedule 4.16, (iii) Section 4.23 (Employee Benefits), (iv) Section 4.3 (Authorization), (v) Section 4.21 (Title to Property and Assets) (vi) Section 5.2 (Agreement) (vii) Section 9.9 (Detroit Matter) and subsection 9.10.2 (Non-Assignable Assets) for which the maximum aggregate liability shall be the amount of the Purchase Price, and (b) (i) fraud, misrepresentation, intentional misconduct or bad faith, (ii) Obligations of Seller and the Buyer for their respective fees and expenses associated with the transactions contemplated herein, (iii) adjustments to Purchase Price with respect to the Division’s Working Capital, (iv) any indemnification matters relating to Section 4.19 (Accounts Receivable) or Buyer’s enforcement of Section 13.4 (v) any indemnification matters relating to the matters disclosed on Schedule 4.4.1 and Schedule 4.7 and (vi) indemnification matters under Section 11.1(a)(iv), 11.1(a)(vii), 11.2(a)(iv) and 11.2(a)(vi) for which the maximum aggregate liability shall not be limited. Collectively, the items specified in subsections (a) and (b) above are referred to as the “Carve-Outs”. The Buyer, on one hand, and the Seller, on the other hand, shall not be required to indemnify and hold harmless for Damages until the aggregate amount of Damages accruing against the Buyer, on one hand, and the Seller, on the other hand, exceeds Seventy-Five Thousand Dollars ($75,000) (the “Threshold Amount”), after which the responsible party shall be obligated for all such Damages, without regard to the Threshold Amount; provided, however, that Damages with respect to the Carve-Outs and EBITDA Payment(s) shall not be subject to, and shall be payable without regard to, the Threshold Amount.

11.9. Survival.

All representations, warranties and covenants made in this Agreement or pursuant hereto and any rights to indemnification for a breach of a representation, warranty and covenant shall survive until the one year anniversary of the Closing Date; provided, however, that the representations, warranties and covenants made by the Seller or Buyer, as applicable, pursuant to (a) (i) Section 4.14 (Taxes), (ii) Section 4.16 (Environmental Matters), (iii) Section 4.23 (Employee Benefits) and (iv) Section 9.9 (Detroit Matter) shall survive until the expiration of their respective statute of limitations plus ninety (90) days, (b) (i) fraud, misrepresentation, intentional misconduct or bad faith, (ii) Obligations of the Seller or the Buyer for fees and expenses associated with the transactions contemplated herein, (iii) Section 4.3 (Authorization), and (iv) Section 4.21 (Title to Property and Assets) and (v) Section 5.2 (Agreement) for which the survival period shall be unlimited.

11.10. Payment of Damages.

Any Damages to which the Seller becomes obligated to pay under this Section 11 shall be paid first from the Escrow Payment and then (to the extent not subject to the Seller Cap) by the Seller within three business days of such determination. Any damage to which the Buyer becomes obligated to pay under this Section 11 shall be paid by the Buyer within three (3) business days of such determination. Upon payment of any such Damages, the Purchase Price (and the amount allocated to “goodwill” in the Purchase Price Allocation) shall automatically be deemed adjusted accordingly.

11.11. Exclusive Remedies.

Other than remedies for injunctive or other equitable relief, the remedies described in this Section 11 shall be the Parties’ exclusive remedies for any breach of this Agreement.

11.12. Tax Benefits.

The amount of any Buyer Damages or Seller Damages (“Damages”) for which indemnification is provided under this Section 11 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party; provided, however, to the extent that the Indemnified Party recognizes Tax Benefits as a direct result of any Damages, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year); provided that, any such Tax Benefit shall be reduced by the present value of the actual amount of Tax detriment (including the present value tax effect of any item of income or gain or other item (including any decrease in Tax basis) which increases any amounts paid or payable with respect to Taxes, any reduction in the amount of any refund of Tax which would otherwise have been available, the utilization of any net operating loss or capital loss or the utilization of any Tax credits or other Tax attributes) that the Indemnified Party suffered as a result of any Damages.

12. Termination.

The parties may terminate this Agreement as follows:

(a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred by August 15, 2006, unless such failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Buyer.

(c) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing has not occurred by August 15, 2006, unless such failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Buyer.

(d) Either the Buyer or the Seller may terminate this Agreement if there has been a material breach on the part of the Seller or the Buyer, as the case may be, of the representations, warranties or covenants of such other Party set forth in this Agreement or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby unless such terminating Party’s breach of this Agreement has caused the condition to be unsatisfied.

(e) Except as provided below, if this Agreement is terminated as permitted under Section 12(a) through (c) above, such termination shall be without liability to any Party. In no event shall a Party be entitled to consequential damages if this Agreement is terminated in accordance with the provisions hereof. In the event of any termination of this Agreement, the terms and conditions of any confidentiality or non-disclosure agreement between the Parties shall continue in full force and effect.

13. Other Provisions.

13.1. Press Release and Public Announcement.

Immediately following the date hereof, each Party shall cooperate with the other Party to prepare and issue a press release announcing the execution of this Agreement. No Party shall issue any other press release or make any other public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party which approval shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other party prior to make the disclosure).

13.2. Fees and Expenses.

Each of the Parties shall pay all of the fees and expenses incurred by such Party in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby. Without in any manner limiting the foregoing, all legal, accounting and other professional fees and expenses incurred by the Seller shall not be assumed by Buyer and shall not be included in the Specified Liabilities.

13.3. Notices.

All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile or email and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to the Seller shall be sent to the Seller’s address as set forth on page one of this agreement with a copy sent simultaneously to (i) The Huron Fund II LP, 500 Griswold, Suite 2700, Detroit, Michigan 48226, Attention: Brian Demkowicz and John Higgins and (ii) Goldberg Kohn Bell Black Rosenbloom & Moritz, Ltd., 55 E. Monroe, Suite 3700, Chicago, Illinois 60603, Attention: William Loesch, Esquire. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of its President, with copies sent simultaneously to (i) The Providence Service Corporation, 5524 East 4th Street, Tucson, Arizona 85711, Attention: Fred Furman, Esquire, General Counsel and (ii) Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attention: Thomas Dwyer, Esquire. A Party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 13.3, provided that any such change of address notice shall not be effective unless and until received.

13.4. Accounts Receivable.

The Buyer hereby covenants and agrees that from and after the Closing Date it shall devote appropriate personnel and commercially reasonable efforts to collect the Accounts Receivable set forth on Schedule 4.19 (and the Accounts Receivable included in the Final Working Capital, if different), which efforts shall at a minimum be reasonably consistent with the Buyer’s efforts to collect its other Accounts Receivable. In no event shall the Buyer discount or otherwise waive any right with respect to such Accounts Receivable without the prior written consent of the Seller (which consent shall not be unreasonably withheld). The Buyer shall provide the Seller with such status updates with respect to collection of such Accounts Receivable as the Seller may reasonably request from time to time but at no greater frequency than once per month. To the extent the Buyer is having difficulty collecting any such Account Receivable , the Buyer may notify the Seller and the

Seller shall cooperate in collecting such Account Receivable jointly with Buyer. In the event the Buyer has materially complied with its obligations pursuant to this Section 13.4 and any such Accounts Receivable are still not collected within one hundred fifty (150) days of the Closing Date, resulting in a breach of the Seller’s representations and warranties set forth in Section 4.19, then the Buyer may, by delivery of written notice to the Seller within thirty (30) days of the expiration of such one hundred fifty (150) day period specifically identifying which of such Accounts Receivable have not been collected and the outstanding balance(s) thereof, elect to require the Seller to repurchase such Accounts Receivable from the Buyer at the face value reflected in the Final Working Capital as determined pursuant to Section 3.4; provided, that such amount shall include any discounted amounts consented to by the Seller in writing. To the extent the Final Working Capital includes a reserve for Accounts Receivable, Seller shall only have an obligation to purchase such Accounts Receivable net of such reserve. Upon payment in full for any such uncollected Accounts Receivable, which payment shall be made by the Seller to the Buyer within three (3) business days of receipt by the Seller of the Buyer’s written notice of its election pursuant to the immediately preceding sentence, such uncollected Accounts Receivable shall be assigned back to the Seller pursuant to documentation to be mutually agreed upon by the Buyer and Seller, and the Seller shall be entitled to pursue collection of such Accounts Receivable for its own account subject to the limitations set forth herein. The Seller’s right to pursue collection of such uncollected Accounts Receivable shall be subject to the right of the Buyer to receive reasonable notice of, and participate in, any material conversations or other material communications by the Seller with the applicable account debtors regarding any alleged issues of Seller performance based upon which such account debtors are refusing to pay or demanding a discount. Seller shall not initiate or threaten a lawsuit or any legal proceeding against any such account debtor of such uncollected Accounts Receivable without the prior written consent of the Buyer. Buyer shall not unreasonably withhold such consent; however, the parties agree that to the extent Buyer can show a material risk of negative economic impact on Buyer’s relationship with the account debtor (assuming that such account debtor acts in material compliance with applicable Law in its relationship with the Buyer) as a result of initiating, threatening or prosecuting such a lawsuit or legal proceeding, such showing constitutes a reasonable withholding of consent. The Buyer’s right to require the Seller to repurchase the relevant Accounts Receivable included in the Specified Assets is the Buyer’s sole and exclusive remedy for breach of the Seller’s representations and warranties contained in Section 4.19. Any dispute under this Section 13.4 with respect to the value of any Account Receivable shall be submitted to the Accounting Firm for resolution pursuant to 3.4.5.

13.5. Interpretation of Representations.

Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the Parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty, except as provided in the introductory paragraph of Section 4.

13.6. Reliance by Buyer.

Except as set forth in Section 4 of this Agreement and the Disclosure Schedules, the Seller makes no other representation or warranty, express or implied, at law or equity, with respect to the Division or the Business, or the Specified Assets or the Specified Liabilities, and any such other representations and warranties are hereby expressly disclaimed. The management of the Seller has used its reasonable efforts to prepare the “Projected 2006-2007 Allocations” set forth on Schedule 4.4.3(a) and such projected allocations were prepared by Seller’s management in good faith and as if Seller was retaining the Business. The Buyer acknowledges that the actual post-Closing revenues, expenses or operating results of the Division or Business may vary from any “Projected 2006-2007 Allocations” set forth on Schedule 4.4.3(a) as such projected allocations relate to any post-Closing revenues, expenses or operating results of the Division or the Business. Notwithstanding the rights of the Buyer to investigate the Business, Assets and financial condition of the Division, and notwithstanding any knowledge obtained or obtainable by the Buyer as a result of such investigation, the Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Seller in this Agreement (as may be modified by the Disclosure Schedules) or pursuant hereto.

13.7. Entire Understanding.

This Agreement, together with the Exhibits and Disclosure Schedules hereto, state the entire understanding among the Parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, including any offering materials delivered to the Buyer by or on behalf of Seller, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all confidentiality letter agreements and letters of intent previously entered into among some or all of the Parties hereto excluding the confidentiality provisions contained in the letter of intent dated May 12, 2006, as amended, which shall continue to be effective from the date of this Agreement until the Closing. No amendment or modification of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought. Nothing contained in Section 11 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Party under any of the other agreements contemplated by this Agreement.

13.8. Assignment.

This Agreement shall bind, benefit, and be enforceable by and against the Buyer, the Seller, the Guarantor and their respective heirs, personal representatives, successors and consented-to assigns. No Party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other Party, provided, however, that Buyer may assign its rights under this Agreement to any one of its affiliates (provided that such assignment shall not relieve the Buyer of liability for any obligations hereunder).

13.9. Waivers.

Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

13.10. Severability.

If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

13.11. Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

13.12. Section Headings.

Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its construction or interpretation.

13.13. References.

All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

13.14. Controlling Law.

THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF DELAWARE.

13.15. Jurisdiction and Process.

The courts located in Wilmington, Delaware (state and federal) have exclusive jurisdiction to hear and decide any suit, action or Proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement, and, for these purposes, each Party irrevocably submits to the jurisdiction of the courts located in Wilmington, Delaware (state and federal). Each Party irrevocably waives any objection which it might at any time have to the courts of Delaware being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts located in

Wilmington, Delaware are not a convenient or appropriate forum. Process by which any Proceedings are begun in the courts located in Wilmington, Delaware (state and federal) may be served on any of the Parties by being delivered to such Party’s address set forth on the first page of this Agreement. Nothing contained in this Section 13.14 shall affect the right to serve process in another manner permitted by law.

13.16. Waiver of Jury Trial.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.17. No Third-Party Beneficiaries.

No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the Parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Seller.

13.18. Delivery by Facsimile or E-mail.

This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other mutually agreed upon electronic means of delivery, shall be treated in all manner and respect as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument contemplated hereby shall raise the use of a facsimile machine or other mutually agreed upon electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other mutually agreed upon means of electronic transmittal as a defense to the formation or enforceability of a Contract and each such Party forever waives any such defense.

13.19. Interpretation of Agreement.

The Parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among Parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties as set forth in this Agreement.

13.20. Guaranty.

If Buyer shall default in any of its obligations or performance of its duties and obligations hereunder or any other agreement entered into by Buyer in connection with the consummation of the transactions contemplated hereby, Guarantor shall forthwith pay, perform or cause to be performed such duties and obligations.

[Signature page follows]

The Parties have executed this Agreement, intending to be legally bound hereby, as of the date first above written.

BUYER:

PROVIDENCE COMMUNITY SERVICES, INC.

By:	/s/ Fletcher J. McCusker
Name:	Fletcher J. McCusker
Title:	Chairman

SELLER:

ROSS EDUCATION, LLC

By:	/s/ Paul Mitchell
Name:	Paul Mitchell
Title:	Chief Executive Officer

GUARANTOR:

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher J. McCusker
Name:	Fletcher J. McCusker
Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

The following sets forth a list of omitted exhibits and schedules. The Providence Service Corporation agrees to furnish supplementally a copy of such exhibits and/or schedules to the Securities and Exchange Commission upon request.

Schedule 2.2.1(c)	Tangible Assets Included in Specified Assets
Schedule 2.1.1(d)	Software Included in Specified Assets
Schedule 2.1.2	Certain Excluded Assets
Schedule 2.1.3(d)	Certain Specified Liabilities
Schedule 2.2.1	Affiliate Obligations
Schedule 3.3	Allocation of Purchase Price
Schedule 3.4	Sample Calculation of Working Capital and Estimated Calculation of Trailing Twelve Month EBITDA as of 6/30/06 and Estimated Working Capital and EBITDA Calculation
Schedule 4.1.2	Prior Acquisitions by Seller
Schedule 4.1.3	Seller Organizational Information
Schedule 4.1.5	Seller Ownership Information
Schedule 4.2	Seller Joint Ventures and Partnerships
Schedule 4.4.1	Seller Compliance Matters
Schedule 4.4.2	Governmental Body Survey, Monitoring and Audit Reports
Schedule 4.4.3(a)	Missing Permits and Customers Without Valid Provider Agreements
Schedule 4.4.3(b)	Additional Seller Compliance Matters
Schedule 4.4.3(c)	Rate Adjustment and Payment Cap/Ceiling Issues
Schedule 4.4.4	Recoupment Liabilities
Schedule 4.4.5	Cost Reports
Schedule 4.5.1	Third Party Consents
Schedule 4.5.2	Seller Conflicts
Schedule 4.6	Customer Information (including material bids and current prospects)
Schedule 4.7	Litigation
Schedule 4.8	Intellectual Property Matters
Schedule 4.10.1	Agreements with Affiliates
Schedule 4.10.2(a)	Specified Contracts
Schedule 4.10.2(b)	Assumed Specified Contracts (including Expiration Dates, Renewal Process and Consent to Assignment Descriptions)
Schedule 4.10.7	Specified Contracts under or subject to Renegotiation
Schedule 4.10.8	Material Pending Proposals for New Contracts
Schedule 4.10.9(a)	Customer Contracts; Indications of Intent to Renew or Consent to Assignment
Schedule 4.10.9(b)	Projected 2006-2007 Allocations
Schedule 4.12.1	Financial Statements (including June 2006 Balance Sheet)

Schedule 4.13	Material Changes Since June 30, 2006
Schedule 4.14	List of Tax Returns Filed for Periods Ended on or After December 31, 2003
Schedule 4.15	Permits
Schedule 4.16	Environmental Matters; Environmental Reports and Environmental Permits
Schedule 4.19	Accounts Receivable as of the Closing Date
Schedule 4.21.1	Leased and Licensed Specified Assets; Mortgages, Liens and Encumbrances on Specified Assets
Schedule 4.21.4	Shared Assets
Schedule 4.22	Insurance Policies
Schedule 4.23.1	Employee Benefit Plans
Schedule 4.23.2	Employee Benefit Plan Issues
Schedule 4.24.1	Employees
Schedule 4.24.6	Employee Confidentiality and Noncompetition Matters
Schedule 4.24.7	List of Employment Contracts, Deferred Compensation Agreements, Bonus Plans, Incentive Plans, Profit Sharing Plans, Retirement Agreements and Other Employee Compensation Agreements
Schedule 4.24.8	Former Employees with Rights to Return to Work
Schedule 4.24.9	Obligations to Employees for Breach by Seller; Employee Reinstatement Orders
Schedule 4.26	Division Marketing Rights Licenses and Restrictions
Schedule 4.27	Division Real Property
Schedule 4.30	Customer and Supplier Relationships
Schedule 8.1.15	Assigned or Sublet Leaseholds
Schedule 9.7	Excluded Employees

Exhibit 8.1.8	Form of Employment Agreement with Key Employees
Exhibit 8.1.9	Form of Escrow Agreement
Exhibit 8.1.16	Form of Name License
Exhibit 8.1.17	Form of Transition Services Agreement